UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Sterling Financial Corporation

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111 North Wall Street

Spokane, Washington 99201

March 27, 2009

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Sterling Financial Corporation. The Annual Meeting will be held in the Eric A. Johnston Auditorium of the Cheney Cowles Center, 2316 West First Avenue in Spokane, Washington, on Tuesday, April 28, 2009, at 10:00 a.m., local time.

The formal Notice of Annual Meeting of Shareholders and the proxy statement are attached and describe the proposals to be voted on at the Annual Meeting. The Board of Directors believes the proposals are in the best interests of Sterling and its Shareholders and, accordingly, recommends that you vote “FOR” each of the proposals. We will also report on Sterling’s operations and respond to questions of general interest to Shareholders.

It is important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. We urge you to complete, sign and date your proxy card today and promptly return it in the postage-paid envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

Your continued support is sincerely appreciated.

Sincerely,

/s/ Harold B. Gilkey
Harold B. Gilkey
Chairman of the Board, President
and Chief Executive Officer

111 North Wall Street

Spokane, Washington 99201

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

The Annual Meeting of Shareholders of Sterling Financial Corporation (“Sterling”) will be held in the Eric A. Johnston Auditorium of the Cheney Cowles Center, 2316 West First Avenue, Spokane, Washington, on Tuesday, April 28, 2009, at 10:00 a.m., local time, for the following purposes:

1. To elect five Directors of Sterling for terms ending in the year 2010;

2. To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for Sterling for the fiscal year ending December 31, 2009;

3. To consider and approve an advisory (non-binding) resolution approving Sterling’s executive compensation; and

4. To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

These matters are more fully described in the attached proxy statement. Only Shareholders of record at the close of business on February 27, 2009, the record date, will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 28, 2009. The 2009 Proxy Statement, 2009 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2008 are also available at www.sterlingfinancialcorporation-spokane.com.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN, OR WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,

/s/ Andrew J. Schultheis
Andrew J. Schultheis
Secretary

Spokane, Washington

March 27, 2009

i

ii

STERLING FINANCIAL CORPORATION

111 North Wall Street

Spokane, Washington 99201

PROXY STATEMENT

Annual Meeting of Shareholders

To be Held April 28, 2009

Date, time, place and purpose of Sterling’s Annual Meeting

The 2009 annual meeting of Shareholders of Sterling Financial Corporation (“Sterling”), including any postponements or adjournments thereof (the “Annual Meeting”), will be held at 10:00 a.m., local time, on April 28, 2009, in the Eric A. Johnston Auditorium of the Cheney Cowles Center, 2316 West First Avenue, Spokane, Washington. At the meeting, Sterling’s Shareholders, as of February 27, 2009 (the “Record Date”), will be asked to elect each of the nominees for the Board of Directors, and to ratify the appointment of BDO Seidman, LLP (“BDO”) as the independent registered public accounting firm for Sterling for 2009 and to consider and approve an advisory resolution approving Sterling’s executive compensation. This proxy statement is first being sent to holders of Sterling common stock on or about March 27, 2009, and is accompanied by a proxy that is being solicited by the Sterling Board of Directors for use at the Annual Meeting.

Record date; outstanding shares; shares entitled to vote

Only holders of record of Sterling common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each holder of Sterling common stock is entitled to one vote for each share of Sterling common stock owned as of the Record Date. As of the Record Date, there were 52,395,085 shares of Sterling common stock outstanding.

Quorum; vote required

Under Washington law, any Shareholder action at a meeting requires that a quorum exist with respect to that action. A quorum for the actions to be taken at the Annual Meeting will consist of a majority of the outstanding shares of Sterling common stock entitled to vote, present in person or by proxy at the Annual Meeting. Shareholders of record, including brokers holding customers’ shares of record, who are present at the Annual Meeting in person or by proxy and who abstain from voting are considered present and entitled to vote, and will count toward a quorum.

If a quorum exists at the Annual Meeting, those nominees for election to the Board of Directors who receive the greatest number of affirmative votes cast for Directors will be elected as Directors. If a quorum exists, the affirmative vote by the holders of a majority of the common stock present in person or represented by proxy and entitled to vote is required to approve other matters to be acted upon at the Annual Meeting. Abstentions and broker non-votes will have no impact on the election of Directors or other proposals. Proxies and ballots will be received and tabulated by American Stock Transfer & Trust Company, Sterling’s transfer agent.

Voting of proxies

The Board of Directors requests that you complete, date and sign the proxy card accompanying this proxy statement and promptly return the card in the enclosed postage-paid envelope. Unless contrary instructions are specified, all properly signed proxies received by Sterling and not revoked before the vote at the Annual Meeting will be voted: 1) FOR the election of the five Directors nominated by the Board of Directors; 2) FOR the ratification of the appointment of BDO as the independent registered public accounting firm for Sterling for 2009; 3) FOR the advisory resolution approving Sterling’s executive compensation; and 4) in accordance with the best judgment of the proxy agents on any other matters properly brought before the Annual Meeting. If the Annual Meeting is postponed or adjourned, your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

If you own your shares in “street name,” that is, through a brokerage account or in another nominee form, you must provide instructions to the broker or nominee as to how your shares should be voted. Otherwise, your shares may not be voted and will be recorded as broker non-votes. Your broker or nominee will usually provide you with the appropriate instruction forms at the time you receive this proxy statement. If you own your shares in this manner, you cannot vote in person at the Annual Meeting unless you receive a proxy to do so from the broker or the nominee and you bring the proxy to the Annual Meeting.

If you are a participant in Sterling’s 401(k) Employee Savings and Investment Plan and Trust, your completed proxy will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the Annual Meeting to count. In accordance with the terms of the plan, if you fail to instruct the plan trustee how to vote your plan shares, the trustee will not vote your plan shares, except as required by law.

How to revoke your proxy

You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the Annual Meeting:

•	Deliver to Sterling a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

•	Sign and deliver to Sterling a proxy card relating to the same shares and bearing a later date; or

•	Attend the meeting and vote in person, although attendance at the meeting will not, by itself, revoke a proxy.

Also, please note that if you have voted through your broker, bank or other nominee and you wish to change your vote, you must follow the instructions received from such entity to change your vote.

Voting electronically via Internet or telephone

A large number of banks and brokerage firms provide Shareholders whose shares are registered in the name of such firms the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if such options are available.

Expenses of proxy solicitation

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Sterling. Proxies will be solicited by Sterling by mail or electronically and may also be solicited on behalf of Sterling by directors, officers and other employees of Sterling, without additional remuneration, in person or by telephone or facsimile transmission. Sterling will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Sterling common stock as of the Record Date and will reimburse such entities for the cost of forwarding the proxy materials in accordance with customary practice.

Recommendation of the Board of Directors

The Board of Directors of Sterling believes the proposals described herein are in the best interests of Sterling and its Shareholders and, accordingly, recommends that the Shareholders vote “FOR” the proposals identified in the Notice.

Dissenters’ Rights

There are no dissenters’ rights applicable to any matters to be considered at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 28, 2009.

The 2009 Proxy Statement, 2009 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2008 are also available at www.sterlingfinancialcorporation-spokane.com.

You may request additional copies of the proxy materials without charge by sending a request via e-mail to investor.relations@sterlingsavings.com, calling 1-800-336-6610 ext. 1477, or by making a request online at www.sterlingfinancialcorporation-spokane.com. You may request to receive paper copies of the proxy materials for all future meetings or only for the 2009 Annual Meeting of Shareholders.

Shareholders of record as of the Record Date are encouraged and cordially invited to attend the 2009 Annual Meeting of Shareholders. Directions to attend the Annual Meeting where you may vote in person can be found on our website at www.sterlingfinancialcorporation-spokane.com.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of ten Directors. The Board of Directors has nominated current Directors Katherine K. Anderson, Ellen R.M. Boyer, William L. Eisenhart, Donald J. Lukes and Michael F. Reuling to serve a one-year term ending at the annual meeting of Shareholders in the year 2010, or when their respective successors have been duly elected and qualified. Directors James P. Fugate, Harold B. Gilkey, James B. Keegan, Jr., Robert D. Larrabee and William W. Zuppe continue to serve the remainder of the three-year terms that they were elected to serve prior to Sterling’s amendment of its Articles of Incorporation at the 2008 Annual Meeting of Shareholders to eliminate staggered terms for Directors and require the annual election of all Directors.

Each nominee for election as a Director at the Annual Meeting has consented to serve if elected. Sterling has no reason to believe that any of the nominees will be unable to serve. Should any nominee become unable to serve as a Director for any reason, the Board of Directors shall designate a substitute nominee. Unless instructions to the contrary are specified on the proxy card, proxies will be voted in favor of the persons who have been nominated by the Board of Directors.

The Board of Directors recommends that Shareholders

vote “FOR” the election of each of the nominees.

BOARD OF DIRECTORS OF STERLING FINANCIAL CORPORATION

HAROLD B. GILKEY

Mr. Gilkey, 69, has served as Chairman of the Board and Chief Executive Officer (“CEO”) of Sterling since its inception in 1992, as President of Sterling since February 2008, and served as Chairman of the Board and CEO of Sterling’s wholly owned subsidiary, Sterling Savings Bank (“Sterling Savings”) from its inception in 1981 until October 2003, and continues to serve as a Director of Sterling Savings. Mr. Gilkey co-founded Sterling Savings in 1981. Additionally, he is Chairman of the Board and CEO of Golf Savings Bank, a subsidiary of Sterling, and a Director of INTERVEST-Mortgage Investment Company (“INTERVEST”), a wholly owned subsidiary of Sterling Savings. Mr. Gilkey brought to Sterling Savings over 20 years of commercial and mortgage banking experience. He served as President of Bancshares Mortgage Company of Spokane, Washington, and Senior Vice President of Old National Bank of Spokane, Washington. Prior to that, Mr. Gilkey was employed by Bank of America for 12 years. Mr. Gilkey serves on the Federal Home Loan Bank of Seattle Board of Directors. Mr. Gilkey is a past Director of the Washington Savings League and Chairman of the Savings Association Insurance Fund Industry Advisory Committee, an advisory committee of the Federal Deposit Insurance Corporation. Mr. Gilkey received a Bachelor’s degree in Business Administration from the University of Montana in 1962 and a Master of Business Administration degree from the University of Southern California in 1970. His term will expire in 2011.

WILLIAM W. ZUPPE

Mr. Zuppe, 67, has served as a Director of Sterling since its inception and served as Chairman and as a member of the Board of Sterling Savings from October 2003 until January 2009. Mr. Zuppe served as President and Chief Operating Officer of Sterling since its inception until December 2007 and served as Director, President and Chief Operating Officer of Sterling Savings from 1981 until October 2003, when he was promoted to lead Sterling Savings as Chairman of the Board and Chief Executive Officer. Mr. Zuppe co-founded Sterling Savings in 1981. Mr. Zuppe also served on the Board of Directors of Golf Savings Bank from July 2006 until December 2007. Mr. Zuppe brought to Sterling Savings 18 years of mortgage lending experience as Vice President of Bancshares Mortgage Company and Manager of Loan Administration of Sherwood & Roberts, Inc. of Walla Walla, Washington, a mortgage banking company. Mr. Zuppe is past Chairman of the Board for America’s Community Bankers, a national trade association. He is past Chairman of the Washington Savings League Board of Directors and past member of the Federal Reserve Board — Thrift Institutions Advisory Council. His term will expire in 2010.

KATHERINE K. ANDERSON

Ms. Anderson, 50, has served as a Director of Sterling since her appointment on December 17, 2007. She has served as the Chief Financial Officer for the Seattle Opera since 2005. Ms. Anderson previously operated her own consulting practice, providing interim chief financial officer services to companies in a variety of industries. She has been a licensed CPA since 1986. Ms. Anderson received her Bachelor’s degree from Humboldt State University in 1984. She is also a graduate of the Pacific Coast Banking School at the University of Washington. If reelected, her term will expire in 2010.

ELLEN R.M. BOYER

Ms. Boyer, 49, has served as a Director of Sterling since her appointment on December 17, 2007. She currently holds the position of Chief Operating Officer and Chief Financial Officer at Kibble & Prentice, where she has been employed since 2002. Kibble & Prentice is an insurance and financial services company that provides a single source for property casualty insurance, employee benefits, retirement plan services, executive benefits and business continuation services. Ms. Boyer previously served as the Chief Financial Officer for several technology companies in the Pacific Northwest. Ms. Boyer received her Bachelor’s degrees from Oregon State University in 1982. If reelected, her term will expire in 2010.

WILLIAM L. EISENHART

Mr. Eisenhart, 56, has served as a Director of Sterling since his appointment in January 2004. He serves as an independent financial consultant to privately held and publicly traded companies on investment banking matters. Previously, Mr. Eisenhart was a Managing Director at Dain Bosworth, Inc., in Seattle, Washington, a Partner in Corporate Finance for Cable Howse & Ragen in Seattle, Washington, and Vice President of Corporate Finance at Goldman, Sachs & Company in New York City. Currently, he serves as a member of the Finance Committee of the YMCA of Greater Seattle, and is Co-Chair of Harvard College Schools and the Scholarship Committee of Western Washington. Mr. Eisenhart received a Bachelor’s degree from Harvard College and a Master of Business Administration degree from the University of Chicago. If reelected, his term will expire in 2010.

JAMES P. FUGATE

Dr. Fugate, 76, has served as a Director of Sterling since 1989. He is the retired Superintendent of Auburn School District No. 408. Dr. Fugate is a former director of Central Evergreen Savings & Loan Association. He is on the Board of Governors of the Auburn Regional Medical Center and serves as the Chairman of the Board. Dr. Fugate received a Bachelor’s and Master’s degree from Central Washington State University. He received his Ph.D. from the University of Idaho in 1970. His term will expire in 2010.

JAMES B. KEEGAN, JR.

Mr. Keegan, 60, has served as a Director of Sterling since March 1, 2007. Mr. Keegan served as a Director and Vice-Chairman of the Board of Northern Empire Bancshares and as a Director and Chairman of the Board of Sonoma National Bank from 1982 and 1984, respectively, until Sterling’s acquisition of Northern Empire Bancshares and Sonoma National Bank on February 28, 2007. He has been a partner in Keegan & Coppin Company, Inc., a Santa Rosa real estate brokerage and development firm, since 1976. His term will expire in 2010.

ROBERT D. LARRABEE

Mr. Larrabee, 74, has served as a Director of Sterling since its inception and as a Director of Sterling Savings since 1983. Mr. Larrabee is the owner of Merchant Mortuary Group in Clarkston, Washington. He is also a former Director of Laurentian Capital Corporation, a former Director of Lewis and Clark Savings & Loan Association and a past President of the Board of Regents of the University of Washington. Mr. Larrabee received a degree in Mortuary Science from The California College of Mortuary Science in 1958. His term will expire in 2010.

DONALD J. LUKES

Mr. Lukes, 60, has served as a Director of Sterling since January 2006. He retired in 2005 as a principal with the law firm of Witherspoon, Kelley, Davenport & Toole, P.S. Mr. Lukes joined Witherspoon Kelley in 1987 after having served as General Counsel and Senior Vice President of Citicorp’s mortgage banking business. He has served as a Director and President of the Board of the Friends of Seven (Public Television); a Commissioner of the Chase Youth Commission; a Director of Goodwill Industries of the Inland Northwest; President of the Hamblen School Parent-Teacher Group and General Counsel to the Friends of the Centennial Trail. Mr. Lukes received his Bachelor of Arts degree from the University of Montana and his Juris Doctorate from St. John’s University School of Law in June 1978. If reelected, his term will expire in 2010.

MICHAEL F. REULING

Mr. Reuling, 62, has served as a Director of Sterling since his appointment in December 2006. He has been a self-employed real estate development consultant in Boise, Idaho since retiring as Vice Chairman of Albertson’s, Inc. in 2001. Mr. Reuling received a Bachelor’s degree from Carleton College in Northfield, Minnesota in 1968 and a Juris Doctorate from the University of Michigan in Ann Arbor, Michigan in 1971. If reelected, his term will expire in 2010.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed BDO Seidman, LLP to serve as the independent registered public accounting firm for Sterling and its subsidiaries for the year ending December 31, 2009, and any interim periods. Shareholders are being asked to ratify such appointment. BDO has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will be available to respond to appropriate questions presented at the Annual Meeting. Such representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so. If the appointment of BDO is not ratified by the required number of votes, the Board will review its future selection of independent registered public accounting firms.

The Board of Directors unanimously recommends that Shareholders vote “FOR”

the ratification of the appointment of BDO as the

independent registered public accounting firm for Sterling for 2009.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Audit Fees:    The aggregate fees and expenses billed by BDO for professional services rendered for the audit of Sterling’s annual financial statements, the reviews of the financial statements included in Sterling’s periodic reports filed with the Securities and Exchange Commission (the “SEC”) on Forms 10-Q, SEC registration statement services, and the audits of the financial statements of Sterling’s subsidiaries were $677,000 and $747,000 for the years ended December 31, 2007 and 2008, respectively. Fees for 2007 and 2008 include the integrated audit of Sterling’s consolidated financial statements and management’s assessment of internal controls over financial reporting as required by the Public Company Accounting Oversight Board and the SEC.

Audit-Related Fees:    The aggregate fees and expenses billed by BDO for audit related services rendered during 2007 and 2008 were $30,000 and $54,000, respectively. Types of services in this category were primarily audits of the employee benefit plans and consultation on accounting standards.

Tax Fees:    The aggregate fees billed by BDO for tax services rendered during 2007 and 2008 were $35,060 and $49,000, respectively. Types of tax services provided by BDO primarily consisted of advice related to preparing Sterling’s corporate tax returns and tax consulting projects.

All Other Fees:    There were no other services provided by BDO during 2007 and 2008.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

It is the responsibility of Sterling’s Audit Committee to pre-approve all audit and non-audit services provided by BDO. The Audit Committee has adopted a policy authorizing certain permissible audit and non-audit services to be performed by BDO with subsequent reporting and oversight required by the Audit Committee. Permissible services, not pre-approved pursuant to this policy, require specific review and approval prior to the engagement by the Audit Committee, or a designated member. Specific pre-approval of such permissible services with estimated fees of $2,500 or less may be waived via the de minimis exception rule. Procedures are in place to ensure the Audit Committee chairman is notified in the event the de minimis rule is used. All services rendered by and fees paid to BDO are reported to and monitored quarterly by the Audit Committee. The Audit Committee considers whether the provision of related audit services are compatible with maintaining the independent registered public accounting firm’s independence. To assist the Audit Committee in its oversight responsibilities, the pre-approval policy identifies the three basic principles of independence with respect to services provided by the independent registered public accounting firm, as well as the non-audit services the independent registered public accounting firm is prohibited from providing. One hundred percent of all services provided by BDO in each of the last two fiscal years were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

During 2008, Directors William L. Eisenhart, Ellen R.M. Boyer, and James B. Keegan, Jr. served on the Audit Committee, with Director William L. Eisenhart serving as Chairman. In February 2009, Michael F. Reuling was appointed to replace Mr. Keegan. As more fully described in the Audit Committee Charter, the Audit Committee is responsible for overseeing Sterling’s accounting and financial reporting processes, including the quarterly reviews and the annual audit of Sterling’s consolidated financial statements by BDO, Sterling’s independent registered public accounting firm. BDO currently serves as Sterling’s independent registered public accounting firm and has conducted the integrated audit of Sterling’s financial statements and internal control over financial reporting for 2008. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. The Audit Committee has appointed BDO to serve as the independent registered public accounting firm to conduct an audit of Sterling’s financial statements and internal control over financial reporting for the fiscal year ending December 31, 2009, and all interim periods. BDO has advised Sterling that it will have in attendance at the Annual Meeting one or more representatives who will have an opportunity to make a statement if they desire to do so and who will be available to respond to appropriate questions presented to the Secretary of Sterling in advance of the Annual Meeting. As part of fulfilling its responsibilities, the Audit Committee has reviewed and discussed Sterling’s audited financial statements with management. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Rule 3526 (Communication with Audit Committees Concerning Independence) of the Public Company Accounting Oversight Board (“PCAOB”) and has discussed with the independent registered public accounting firm that firm’s independence.

Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for 2008 be included in Sterling’s 2008 Annual Report on Form 10-K filed with the SEC.

Submitted by the Audit Committee of the Board of Directors of Sterling Financial Corporation.

William L. Eisenhart, Chairman

Ellen R.M. Boyer

Michael F. Reuling

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009 (“ARRA”), signed into law on February 17, 2009, includes a provision requiring Capital Purchase Program (“CPP”) participants, during the period in which any obligation arising from assistance provided under the CPP remains outstanding, to permit a separate shareholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission. This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s shareholders. Under this legislation, the shareholder vote is not binding on the board of directors of the CPP participant, and may not be construed as overruling any decision by the participant’s board of directors.

Therefore, shareholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve Sterling’s executive compensation policies and procedures as described below in the Compensation Discussion and Analysis, the compensation tables, and related discussion in Sterling’s 2009 Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives Shareholders the opportunity to endorse or not endorse Sterling’s executive pay program.

The purpose of Sterling’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to Sterling’s long-term success and enhancement of shareholder value. The Board of Directors believes Sterling’s compensation policies and procedures achieve this objective, and therefore recommend Shareholders vote “FOR” the proposal through the following resolution:

“RESOLVED, that the Shareholders approve the compensation of Sterling’s executive officers, as described in the Compensation Discussion and Analysis and the tabular disclosure and accompanying narrative disclosure regarding named executive compensation in Sterling’s 2009 Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board. However, Sterling’s Personnel Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that Shareholders vote “FOR” this Proposal.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

Our Board of Directors is responsible for the supervision of the overall affairs of Sterling. During fiscal 2008, individuals serving on the Board included Harold B. Gilkey, William W. Zuppe, Katherine K. Anderson, Donald N. Bauhofer, Ellen R.M. Boyer, William L. Eisenhart, James P. Fugate, James B. Keegan, Jr., Robert D. Larrabee, Donald J. Lukes and Michael F. Reuling. Mr. Bauhofer resigned from the Board effective October 24, 2008.

To assist in carrying out its duties, the Board has delegated authority to the Audit Committee, the Personnel Committee and the Nominating Committee. For more information relating to the duties and composition of these committees, please see the sections below entitled “Committees of the Board of Directors.”

Following our 2009 Annual Meeting of Shareholders, the Board will consist of ten Directors. In the interim period between Annual Meetings of Shareholders, the Board has the authority under Sterling’s Bylaws to fill vacancies and may increase or decrease the size of the Board by amending the Bylaws. The Directors are elected annually after their current terms expire.

Attendance of Directors

The Board of Directors of Sterling held seven meetings during 2008. Each Director attended at least 75% of such meetings and those of the Board committees on which the Director served during the year. It is Sterling’s policy that members of the Board of Directors should attend all annual meetings of Shareholders except for absences due to causes beyond the reasonable control of the Directors. At the 2008 Annual Meeting of Shareholders of Sterling Financial Corporation, all of the Directors were in attendance.

Committees of the Board of Directors

The Board of Directors of Sterling has established Audit, Personnel and Nominating Committees. The following table shows which committees, if any, that each Director serves on.

Committee Membership

Name	Audit		Personnel		Nominating

Katherine K. Anderson			X		X
Ellen R.M. Boyer	X
William L. Eisenhart	X	*
James P. Fugate			X
Harold B. Gilkey
James B. Keegan, Jr.
Robert D. Larrabee			X	*
Donald J. Lukes					X	*
Michael F. Reuling	X				X
William W. Zuppe

*	Committee Chairman

Audit Committee.    The Audit Committee has been established in accordance with the rules of the SEC for the purpose of overseeing Sterling’s accounting and financial reporting processes, the audits of the financial statements, as well as compliance with legal and regulatory requirements. The Audit Committee reviews the independent registered public accounting firm’s qualifications, independence and performance, and oversees and monitors the performance of Sterling’s internal audit function. The Audit Committee is responsible for the retention, supervision and termination of the independent registered public accounting firm and for resolving any disagreements between management and the independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is also responsible for reviewing the adequacy of the authority, responsibilities and functions of Sterling’s internal audit department. The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for Sterling’s financial reporting process and for preparing Sterling’s financial statements. Sterling’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

During 2008, Directors William L. Eisenhart, James B. Keegan, Jr. and Ellen R.M. Boyer served on the Audit Committee, with Director Eisenhart serving as Chairman. Michael F. Reuling was appointed to the Audit Committee and Director Keegan resigned from the Audit Committee in February of 2009, following the determination that, because of the business Mr. Keegan’s company, Keegan & Coppin Company, Inc., engages in with Sterling, Mr. Keegan was no longer independent under the NASDAQ Stock Market (“NASDAQ”) rules. The Audit Committee held nine meetings during 2008. Each of the current members of the Audit Committee have been determined by the Board to be “independent” and financially literate as required by the NASDAQ Rules and the SEC. Members of the Audit Committee have reviewed and discussed with management and the independent registered public accounting firm the periodic reports of Sterling prior to filing such reports with the SEC. No member of the Audit Committee has participated in the preparation of the financial statements of Sterling or its subsidiaries at any time during the past three years. The Board has determined that Ms. Boyer is an “audit committee financial expert” as defined by the SEC. The Audit Committee operates under a written charter reviewed and approved annually by Sterling’s Board of Directors. Sterling’s Audit Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Personnel Committee.    The Personnel Committee reviews and makes recommendations to the Board of Directors with respect to personnel policies that include, but are not limited to, compensation for executive officers of the holding company, as well as employee compensation and benefit programs. The Personnel Committee held two meetings during 2008 and currently consists of Robert D. Larrabee (Chairman), Katherine K. Anderson and James P. Fugate, each of whom has been determined by the Board to be “independent” as that term is defined by the rules of the NASDAQ and the SEC.

Nominating Committee.    The Nominating Committee recommends to the Board of Directors a slate of nominees for election by the Shareholders at each annual meeting of Sterling. At the request of the Board, the Nominating Committee recommends, for approval by the Board, nominees to fill vacancies or new positions on the Board as they may occur or be created from time to time, all in accordance with Sterling’s Bylaws. The Nominating Committee identifies potential nominees from various sources, including recommendations from Directors and officers of Sterling. The Nominating Committee will consider nominees recommended by Shareholders upon submission in writing to the Chairman of the Board of Directors the names of such nominees, together with their qualifications for service as Directors of Sterling. Individuals recommended by Shareholders are evaluated in the same manner as other potential nominees. The Nominating Committee reviews and discusses recommendations received for Director candidates and evaluates the qualifications of such candidates before selecting a slate of nominees to be recommended to the Board. Qualifications that the Nominating Committee will consider in evaluating Director candidates include contacts within Sterling’s market area, skills, experience, time availability and such other criteria as the Nominating Committee shall determine to be relevant. The

Nominating Committee held two meetings in 2008, and currently consists of Donald J. Lukes (Chairman), Katherine K. Anderson and Michael F. Reuling, each of whom has been determined by the Board to be “independent” as that term is defined by the rules of the NASDAQ and the SEC. The Nominating Committee operates under a written charter approved by Sterling’s Board of Directors. Sterling’s Nominating Committee Charter is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Compensation of Directors

During 2008, Directors of Sterling who are not employees of Sterling were paid a quarterly fee of $12,000, except for the Chairman of the Audit Committee, who received a quarterly fee of $13,000. Directors receive reimbursement for travel and other expenses incurred in connection with Board business.

In 2008, Sterling began awarding an annual grant of 1,000 shares of restricted stock to each non-employee Director, with such shares vesting 25% per year over four years, for so long as such individual is a Director of Sterling. The following table sets forth information with regard to compensation earned by non-employee Directors in 2008. Compensation earned by employee Directors is included in the “Executive Compensation” section of this proxy.

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)(2)		Stock Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension Value and Nonqualified Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)

Katherine K. Anderson	48,000		4,077		0	0	0	300		52,377
Donald N. Bauhofer	36,000		0	(6)	0	0	0	300		36,300
Ellen R.M. Boyer	48,000		4,077	(7)	0	0	0	300		52,377
William L. Eisenhart	52,000		4,077		0	0	0	300		56,377
James P. Fugate	48,000		4,077		0	0	0	300		52,377
James B. Keegan, Jr.	48,000	(5)	4,077		0	0	0	300		52,377
Robert D. Larrabee	48,000		4,077		0	0	0	300		52,377
Donald J. Lukes	48,000	(5)	4,077	(7)	0	0	0	300		52,377
Michael F. Reuling	48,000		4,077		0	0	0	300		52,377
William W. Zuppe	48,000	(8)	122,306	(9)	0	0	0	15,750	(10)	186,056

(1)	Includes only Directors who served during 2008. Director Gilkey is omitted from this table because he is a named executive officer who received no separate compensation for his services as a Director during 2008.

(2)	Includes cash payments made to Directors of Sterling Financial Corporation for meetings attended during 2008.

(3)	Represents the dollar amount recognized for purposes of financial statement reporting in the year indicated for awards and grants made in previous fiscal years. Figures are calculated pursuant to the provisions of FAS 123(R). Valuation assumptions can be accessed in Note 13 of the Notes to Consolidated Financial Statements in Sterling’s 2008 Annual Report on Form 10K.

(4)	Includes dividends paid on shares of unvested restricted stock awards.

(5)	Directors Keegan and Lukes elected to defer all earned Director’s fees during 2008 into the Sterling Savings DCP. See “Executive Compensation — Deferred Compensation Plans.”

(6)	Director Bauhofer was granted a restricted stock award in the amount of 1,000 shares on January 31, 2008. He subsequently resigned from the Sterling Board of Directors effective October 24, 2008, thus forfeiting all 1,000 shares prior to the awards vesting dates. As a result, no dollar amount is recognized for purposes of financial statement reporting during 2008 in accordance with FAS 123(R).

(7)	Directors Boyer & Lukes filed 83(b) elections on restricted stock awards they received on January 31, 2008. Fair Market Value of the awards at the time of grant was $17.79 per share.

(8)	Represents compensation received by Director Zuppe for serving on the Board of Directors of Sterling. Mr. Zuppe also received $52,000 for serving on the Board of Directors of Sterling Savings Bank.

(9)	Represents the 2008 compensation expenses for restricted stock awards granted to Director Zuppe on January 31, 2008 for service as a Director of Sterling. Director Zuppe also received restricted stock awards in 2007 while also serving as an employee of Sterling and Sterling Savings Bank totaling expenses of $248,775.

(10)	Director Zuppe also received $2,850 of dividends paid on restricted stock earned by Director Zuppe as an employee of Sterling and Sterling Savings Bank.

The following table shows the aggregate number of stock awards and option awards outstanding for each non-employee Director as of December 31, 2008. There were a total of 9,000 stock awards granted to non-employee Directors of Sterling during 2008.

Name	Aggregate Stock Awards Outstanding as of 12/31/2008 (#)(1)		Aggregate Option Awards Outstanding as of 12/31/2008 (#)(2)	Grant Date Fair Value of Stock and Option Awards Made During 2008 ($)(3)

Katherine K. Anderson	1,000		0	17,790
Ellen R.M. Boyer	1,000		0	17,790
William L. Eisenhart	1,000		14,500	17,790
James P. Fugate	1,000		16,000	17,790
James B. Keegan, Jr.	1,000		36,937	17,790
Robert D. Larrabee	1,000		13,000	17,790
Donald J. Lukes	1,000		7,000	17,790
Michael F. Reuling	1,000		11,785	17,790
William W. Zuppe(4)	30,000	(5)	155,000	533,700

(1)	Assuming that all outstanding restricted stock awards will become fully vested.

(2)	Assuming that all outstanding stock option awards will become fully vested.

(3)	Restricted stock awards were granted with a fair value of $17.79 per share based on the closing price of Sterling common stock on January 31, 2008.

(4)	Includes compensation received by Director Zuppe for serving on the Board of Directors for both Sterling and the Sterling Savings Bank.

(5)	Director Zuppe also has 22,500 shares in outstanding restricted stock awards granted to Mr. Zuppe in 2007 for service as an employee of Sterling and Sterling Savings Bank.

CORPORATE GOVERNANCE

Sterling has proactively taken steps to establish a corporate governance framework that affirms our high standards of business conduct, emphasizes the importance of integrity and honesty in the conduct of our business, and ensures the integrity of the controls and procedures implemented by our Directors, officers and employees, including our internal control over financial reporting. Actions we have taken to establish this corporate governance framework include: maintaining a Board composed of a majority of independent Directors; adoption of charters for our Directors’ committees; adoption of a Code of Ethics for all of our Directors, officers and employees; and provision of a procedure for shareholders and employees to communicate with the Board. We believe that the ethical foundations outlined in our corporate governance framework are critical to our ongoing success and the maximization of shareholder value.

Affirmative Determinations Regarding Director Independence

The Board of Directors has determined that each of the following Directors is an “independent director” as such term is defined by the rules of NASDAQ and the SEC:

Katherine K. Anderson

Ellen R.M. Boyer

William L. Eisenhart

James P. Fugate

Robert D. Larrabee

Donald J. Lukes

Michael F. Reuling

The Board of Directors has also determined that each member of the three committees of the Board meets the independence requirements applicable to those committees prescribed by the rules of the NASDAQ and the SEC. These rules generally provide that an “independent director” is a person other than an officer or employee of Sterling or its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The NASDAQ rules also provide specific criteria that, if met, disqualify a Director from being independent.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all Sterling employees and Directors, including Sterling’s senior financial officers. The Code of Ethics is publicly available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com.

Communication with the Board of Directors

Shareholders may send communications to the Board of Directors of Sterling by addressing such correspondence to:

Harold B. Gilkey

Chairman of the Board

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201

As Chairman of the Board, Mr. Gilkey monitors Shareholder communications, forwards correspondence to the appropriate committee(s) or Director(s), and facilitates an appropriate response.

EXECUTIVE OFFICERS

In addition to Mr. Gilkey, the named executive officers of Sterling are Heidi B. Stanley, Daniel G. Byrne, Donn C. Costa and J. Gregory Seibly (the “Named Executive Officers”). Each of the Named Executive Officers, as well as Larry A. Conley, are deemed to be Executive Officers pursuant to the rules of the SEC. Each Executive Officer has held his or her present position for the past five years except as otherwise stated.

HEIDI B. STANLEY

Ms. Stanley, 52, has served as Chairman of Sterling Savings Bank since January 2009 and Chief Executive Officer since January 2008. Prior to that, she held various positions at Sterling Savings Bank, most recently as President. In addition to serving as Chairman, she also currently serves as a Director of Sterling’s subsidiary company – INTERVEST Mortgage Investment Company. In 2007, Ms. Stanley was named one of the “25 Most Powerful Women in Banking” by U.S. Banker magazine. She is currently on the Board of Directors of Avista

Corporation, a diversified energy services company, headquartered in Spokane, Washington. Ms. Stanley is past Chair of Greater Spokane Incorporated, past Chair of the Association of Washington Business (AWB), and past Chair of the Spokane area YMCA. She currently serves on the Washington Roundtable; Eastern Washington Advisory Board of the Washington Policy Center; ABA Government Relations Council; American Bankers Council; and is Chair of the America’s Bankers Association (ABA) Capital Markets Working Group. Ms. Stanley received a Bachelor’s degree in Business Administration from Washington State University in 1979. Prior to joining Sterling in 1985, Ms. Stanley was employed by IBM in San Francisco, California and Tucson, Arizona.

DANIEL G. BYRNE

Mr. Byrne, 54, serves as Executive Vice President-Finance, Chief Financial Officer and Assistant Secretary of Sterling and Assistant Secretary of Sterling Savings and Golf Savings Bank. He has served in these capacities with Sterling and Sterling Savings, which he joined in 1983. Mr. Byrne is also the Assistant Secretary and Treasurer of INTERVEST. Before joining Sterling, Mr. Byrne was employed by the accounting firm of Coopers & Lybrand in Spokane, Washington. He is a past Lieutenant Governor of Kiwanis International. Mr. Byrne is a past member of the Board of Trustees of Gonzaga Preparatory School, including its Executive Committee and its Finance Committee. He is President of the Board of Directors of Spokane Community Mental Health and past Chairman of the Parish Council of St. Thomas More Church. He is also a board member and Audit Committee Chairman for Ambassadors Group, Inc., a publicly traded corporation. He serves as a member of the American Institute of Certified Public Accountants, the Washington Society of Certified Public Accountants, the Financial Manager’s Society and is a past member of the American Community Bankers Association’s Accounting Committee. Mr. Byrne is a certified public accountant, and received a Bachelor’s degree in Accounting from Gonzaga University in 1977.

LARRY A. CONLEY

Mr. Conley, 57, has served as President of INTERVEST since September 2007. He joined Sterling Savings in 1993. Prior to his work at Sterling, Mr. Conley was a Vice President with National Mortgage Co., a Vice President Regional Manager with Security Pacific Mortgage Corp. and an Income Property Loan Officer with Pacific First Federal Savings Bank. Mr. Conley is a certified real estate appraiser (inactive) in the State of Oregon, with over 25 years of experience in the appraisal field. He is also a licensed real estate broker. After serving in the U.S. Army, Mr. Conley earned an Associate in Science Degree in Real Estate Technology from Portland State University in 1976.

DONN C. COSTA

Mr. Costa, 47, serves as Executive Vice President of Golf Savings Bank. He joined Sterling in July 2006. Mr. Costa was formerly President of Lynnwood Financial Corporation (parent company of Golf Savings Bank). He is a member of Golf Savings Bank’s Asset & Liability and Personnel & Lending Committees. Mr. Costa is currently on the Seattle Mortgage Bankers Association Board of Directors and the Board of the Washington Mortgage Lenders Association. He received a Bachelor’s degree in Business Administration from Washington State University in 1985.

J. GREGORY SEIBLY

Mr. Seibly, 45, has served as President of Sterling Savings Bank since January 2009. In 2007 Mr. Seibly joined Sterling as Executive Vice President and Chief Production Officer with more than 20 years of experience in the financial industry. Before joining Sterling, Mr. Seibly was the President of U.S. Bank – California. He has also held executive-level positions in commercial banking at Wells Fargo Bank and in healthcare finance at Bank of America. Mr. Seibly currently serves on the executive board of the Boy Scouts of America – Inland Northwest Council and the board of the United Way of Greater Spokane. He received his bachelor’s degree in business administration and finance from Indiana University.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of January 31, 2009 regarding the shares of Sterling common stock beneficially owned by (i) each person known by Sterling to own beneficially more than 5% of Sterling’s common stock; (ii) each Director of Sterling; (iii) the CEO of Sterling, the CFO of Sterling, and the three other most highly compensated Executive Officers who were serving as Executive Officers at the end of 2008 (together, the “Named Executive Officers”); and (iv) all Directors and Executive Officers of Sterling as a group. Except as noted below, each holder has sole voting and investment power with respect to shares of Sterling common stock listed as owned by that person.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percent of Common Stock(2)
Beneficial owners of more than 5%
Barclays Global Investors(3)	4,352,134		8.35%
45 Fremont Street
San Francisco, CA 94105
Sirios Capital Management LP(4)	2,760,770		5.30%
One International Place
Boston, MA 02110
FMR, LLC(5)	3,691,151		7.08%
82 Devonshire Street
Boston, MA 02109
Directors and Executive Officers
Katherine K. Anderson	8,000		*
Ellen R.M. Boyer	5,000		*
Daniel G. Byrne	210,361	(6)	*
Donn C. Costa	191,081	(7)	*
William L. Eisenhart	20,450	(8)	*
James P. Fugate	26,912	(9)	*
Harold B. Gilkey	666,384	(10)	1.27%
James B. Keegan, Jr	169,079	(11)	*
Robert D. Larrabee	40,259	(12)	*
Donald J. Lukes	13,089	(13)	*
Michael F. Reuling	14,994	(14)	*
J. Gregory Seibly	41,500	(15)	*
Heidi B. Stanley	350,469	(16)	*
William W. Zuppe	472,301	(17)	*
All Directors and Executive Officers as a Group (31 persons)	2,913,053	(18)	5.47%

*	Less than 1%

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Sterling common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of January 31, 2009. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.

(2)	Based on shares outstanding at January 31, 2009, of 52,394,260.

(3)	Based on Schedule 13G filed on February 6, 2009 by Barclays Global Investors, NA and affiliates that in the aggregate they have sole voting power as to 3,341,001 shares and dispositive power as to 4,352,134 shares.

(4)	Based on Schedule 13G filed on February 5, 2009 by Sirios Capital Management LP disclosing that in the aggregate it has shared voting power as to 2,760,770 shares and shared dispositive power as to 2,760,770 shares.

(5)	Based on Schedule 13G/A filed on February 16, 2009 by FMR LLC disclosing that in the aggregate it has sole dispositive power as to 3,691,151 shares.

(6)	Includes 77,500 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009, and 31,831 shares held for Mr. Byrne’s individual account under the 401(k) Plan. Excludes 33,384 shares held by Sterling’s Deferred Compensation Plan and 9,527 shares (as of December 31, 2008) held by the 401(k) Plan for the benefit of Mr. Byrne, as to which Mr. Byrne disclaims beneficial ownership.

(7)	Includes 2,250 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009. Excludes 603 shares (as of December 31, 2008) held by the 401(k) Plan for the benefit of Mr. Costa, as to which Mr. Costa disclaims beneficial ownership.

(8)	Includes 13,500 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009.

(9)	Includes 15,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009.

(10)	Includes 200,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009, and 21,312 shares held for Mr. Gilkey’s individual account under the 401(k) Plan. Excludes 268,045 shares held by Sterling’s Deferred Compensation Plan and 12,793 shares (as of December 31, 2008) held by the 401(k) Plan for the benefit of Mr. Gilkey, as to which shares Mr. Gilkey disclaims beneficial ownership.

(11)	Includes 35,437 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009.

(12)	Includes 12,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009. As of January 31, 2009, 6,734 of the securities held by Mr. Larrabee were pledged as collateral for a loan.

(13)	Includes 6,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009.

(14)	Includes 10,785 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009.

(15)	Includes 7,500 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009. Excludes 561 shares (as of December 31, 2008) held by the 401(k) Plan for the benefit of Mr. Seibly, as to which Mr. Seibly disclaims beneficial ownership.

(16)	Includes 193,500 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009, and 8,007 shares held for Ms. Stanley’s individual account under the 401(k) Plan. Excludes 49,365 shares held by Sterling’s Deferred Compensation Plan and 7,742 shares (as of December 31, 2008) held by the 401(k) Plan for the benefit of Ms. Stanley, as to which shares Ms. Stanley disclaims beneficial ownership.

(17)	Includes 155,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009, and 22,072 shares held for Mr. Zuppe’s individual account under the 401(k) Plan. Excludes 12,127 shares (as of December 31, 2008) held by the 401(k) Plan for the benefit of Mr. Zuppe, as to which shares Mr. Zuppe disclaims beneficial ownership.

(18)	In addition to the information supplied in footnotes 6-17, includes 158,200 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2009, and 10,490 shares held in individual accounts under the 401(k) Plan. Excludes 9,704 shares (as of December 31, 2008) held by the 401(k) Plan for the benefit of members of the group, as to which shares such members disclaim beneficial ownership.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Sterling’s common stock that may be issued upon the exercise of options, warrants and rights under Sterling’s equity compensation plans as of December 31, 2008.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by shareholders:
Stock option plans	1,977,968	$22.41	1,634,235	(1)
Restricted stock awards	284,750	$0.00	1,634,235	(1)
Equity compensation plans not approved by shareholders:	None	None	None

Total	2,262,718	$19.59	1,634,235	(1)

(1)	Sterling’s equity compensation plans provide that an aggregate total of up to 1,634,235 may be granted as either stock options or restricted stock awards.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Sterling seeks to attract and retain a highly qualified management team and promote a strong pay-for-performance culture by aligning compensation with superior short and long-term performance that builds shareholder value.

Sterling’s Board of Directors believes that compensation should:

•	relate to the value created for Shareholders by being directly tied to the financial performance and condition of Sterling and each Executive Officer’s contribution thereto;

•	reward individuals who help Sterling achieve its short-term and long-term objectives and thereby contribute significantly to the success of Sterling;

•

help to attract and retain the most qualified individuals available by being competitive in terms of compensation paid to persons having similar responsibilities and duties in other companies in the same and closely-related industries; and

•	reflect the qualifications, skills, experience and responsibilities of each Executive Officer.

Sterling uses a compensation framework with multiple payment components to balance various short-term and long-term objectives. This framework is designed to balance the executives’ need for current cash, security, and funds to cover taxes on long-term incentives through vehicles such as salary and annual incentives, with the need to align executives’ long-term interests with those of shareholders through vehicles such as equity grants. The framework also takes into consideration the tax implications of various forms of compensation when structuring the incentive programs.

The appropriate level of compensation for each officer or employee of Sterling is expected to vary based upon Sterling’s overall performance, Sterling’s financial performance, market compensation rates and an individual’s attainment of his or her personal objectives and contribution to the attainment of Sterling’s objectives.

When determining incentive payments, Sterling takes into account a number of different performance criteria. The various items of Sterling’s performance that the Personnel Committee may consider, but is not required to take into account when making compensation decisions, include, without limitation:

•	Maintenance of asset quality.

•	Growth in total deposits.

•	Growth in fees and service charges income.

•	Return on average equity.

•	Return on average assets.

•	Growth in total assets.

•	Growth in loan originations and loan origination fees.

•	Growth in total loans receivable.

•	Successful completion and integration of acquisitions.

•	Performance of Sterling’s stock price.

Although the current value of historical awards may also be taken into account, the primary objective is to reward Sterling’s management team for their current performance and provide incentive for future performance. Because there is no specific weighting applied to the factors considered, the Personnel Committee and each supervising manager are expected to use their own judgment and expertise in determining appropriate compensation packages that meet Sterling’s overall objectives. Each supervisor, following consultation with and subject to the concurrence of his or her immediate supervisor, has discretion to set a total compensation amount that he or she determines to be appropriate without regard to any fixed minimum, maximum or target incentive level.

Policy on Equity Ownership and Timing of Equity Grants

Sterling does not specifically require that its Executive Officers own Sterling common stock, but does award stock and stock options pursuant to Sterling’s long term incentive plans in part to ensure that the Executive Officers’ financial incentives are aligned with those of Sterling’s shareholders. In order to avoid creating conflicts between an officer’s interests and the interests of shareholders, Sterling’s Insider Trading Policy prohibits all Sterling personnel from engaging in hedging transactions. Officers who are parties to an employment agreement with Sterling are also generally prohibited from pledging their shares of Sterling common stock as collateral for loans or other financing transactions, or otherwise hedging the economic risk of owning their shares.

It is currently the Board’s policy to grant all awards of shares of Sterling common stock and options to purchase shares of Sterling common stock during the open window in January following the release of earnings for the fourth quarter and fiscal year to increase the likelihood that the awards will be priced at a time when the market has full access to information about Sterling’s performance.

Role of Personnel Committee

The Personnel Committee, which is composed of three nonemployee Directors, is responsible for performing compensation committee functions, as provided under the rules of the SEC, including administration of the compensation of the CEO and the other Executive Officers and oversight of all of Sterling’s executive compensation programs, policies and governance. The Personnel Committee is also responsible for ensuring that Sterling’s incentive compensation does not encourage unnecessary and excessive risks that threaten the value of the financial institution.

The primary purpose of the Personnel Committee is to conduct reviews of Sterling’s general executive compensation policies and strategies and oversee and evaluate Sterling’s overall compensation structure to ensure that Sterling’s compensation objectives are fulfilled. The Personnel Committee meets periodically in executive session and assesses a number of factors, without giving specific weight to any one factor, in designing and evaluating Sterling’s compensation framework. The actions taken by the Personnel Committee are subject to review and appropriate approval of Sterling’s Board of Directors.

Direct responsibilities of the Personnel Committee include, but are not limited to:

•	evaluating and approving goals and objectives relevant to compensation of the CEO and other Executive Officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the CEO;

•	approving or reviewing the compensation structure for other key Executive Officers;

•	evaluating and approving all grants of equity-based compensation to Executive Officers;

•	recommending to the Board compensation policies for outside Directors;

•	reviewing performance-based and equity-based incentive plans for the CEO and other Executive Officers and reviewing other benefit programs presented to the Personnel Committee by the CEO; and

•	ensuring that incentive compensation does not encourage unnecessary and excessive risks that threaten the value of the financial institution.

Role of Sterling’s Management

Sterling’s compensation framework is also designed to ensure direct supervision and accountability with regard to performance evaluations at each level of the organization. For this reason, the Personnel Committee is directly responsible for determining the total compensation level and individual components of the CEO’s compensation package, based upon various factors, including a review of Sterling’s performance and the CEO’s individual performance. The CEO, in turn is directly responsible for conducting a similar review of Heidi Stanley as the CEO of Sterling Savings, Dan Byrne as the CFO of Sterling, and Donn Costa as the Executive Vice President at Golf Savings Bank and then recommending appropriate compensation packages to be approved by the Personnel Committee. Ms. Stanley, Mr. Byrne and Mr. Costa, in like manner, review the performance of each subordinate that reports directly to them, and recommends an appropriate compensation package to be approved by the CEO. This system continues in sequence throughout Sterling’s chain-of-command, so that the compensation of each employee is always based upon an evaluation of the employee’s performance by the employee’s direct supervisor, subject to approval by the next higher level of management, and an overall review by Sterling’s human resources department.

Direct responsibilities of Sterling’s management include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with Sterling’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives; and

•	determining pay levels, payout and/or awards for key Executive Officers other than the CEO.

Role of Compensation Consultant

The Personnel Committee is advised from time to time by outside compensation consultants on its compensation policies and programs. Since 2004, the Personnel Committee has retained the firm of Amalfi Consulting, LLC as its compensation consultant to assist in the continual development and evaluation of compensation policies and the Personnel Committee’s determinations of compensation awards. In 2008, Amalfi Consulting was engaged to conduct analyses of the market with respect to employment agreement provisions and trends. In addition, Amalfi Consulting assisted Sterling with respect to its performance-based compensation planning for the organization. Amalfi Consulting also provided an update to the 2007 total compensation market analysis for Sterling’s executive officers. Amalfi Consulting was also retained in connection with the Personnel Committee’s review of executive compensation for 2009. The Personnel Committee reviews the results of these and other studies prior to making any policy decisions that impact executive compensation.

Peer Group Benchmarking

The peer group that Amalfi Consulting compiled for Sterling’s use in 2008 for compensation benchmarking was based on commercial banking institutions that most closely resembled Sterling from a business perspective, including institutions that as of December 31, 2008, had: assets of between $7.5 and $20 billion; and commercial loan concentrations that did not exceed 70% of their total portfolio. A total of 19 peer institutions were chosen to ensure that any statistical analysis of the peer group would be valid and not as significantly impacted by the movement of a small subset of the peers. Additionally, the peer group was chosen prior to any review of executive or board of director compensation and was formally approved by the Personnel Committee.

The companies recommended by Amalfi Consulting and approved by the Personnel Committee to be included in Sterling’s peer group were as follows:

Compensation Peer Group

Company Name	Ticker	City	State
1 BancorpSouth, Inc.	BXS	Tupelo	MS
2 Bank of Hawaii Corporation	BOH	Honolulu	HI
3 Citizens Republic Bancorp, Inc.	CRBC	Flint	MI
4 City National Corporation	CYN	Beverly Hills	CA
5 Cullen/Frost Bankers, Inc.	CFR	San Antonio	TX
6 East West Bancorp, Inc.	EWBC	Pasadena	CA
7 First Citizens BancShares, Inc.	FCNCA	Raleigh	NC
8 Fulton Financial Corporation	FULT	Lancaster	PA
9 International Bancshares Corp.	IBOC	Laredo	TX
10 South Financial Group, Inc.	TSFG	Greenville	SC
11 Susquehanna Bancshares, Inc.	SUSQ	Lititz	PA
12 TCF Financial Corporation	TCB	Wayzata	MN
13 UCBH Holdings, Inc.	UCBH	San Francisco	CA
14 Umpqua Holdings Corporation	UMPQ	Portland	OR
15 Valley National Bancorp	VLY	Wayne	NJ
16 Webster Financial Corporation	WBS	Waterbury	CT
17 Whitney Holding Corporation	WTNY	New Orleans	LA
18 Wilmington Trust Corporation	WL	Wilmington	DE
19 Wintrust Financial Corporation	WTFC	Lake Forest	IL

Regulatory Compliance

To ensure compliance with Internal Revenue Code Section 409A (“Section 409A”), the Personnel Committee reviewed all Executive Officers’ employment agreements and deferred compensation plans in 2008. Those arrangements that were determined to be subject to Section 409A were amended to comply with Section 409A, and the applicable regulations thereunder, effective January 1, 2009. The Personnel Committee reviewed and approved these amended arrangements.

TARP Compensation Standards

The Emergency Economic Stabilization Act (“EESA”) of 2008, enacted on October 3, 2008, authorizes the Secretary of the Treasury to establish a Troubled Asset Relief Program (“TARP”) to purchase, and to make and fund commitments to purchase, troubled assets or preferred equity from any financial institution in accordance with EESA and those policies and procedures developed and published by the Secretary of the Treasury. On

December 5, 2008, Sterling sold to the United States Department of the Treasury (the “Treasury Department”), pursuant to the TARP CPP, 303,000 shares of Sterling’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) and a warrant to purchase 6,437,677 shares of Sterling’s common stock, for an aggregate purchase price of $303 million.

As a result of Sterling’s participation in the CPP, compliance with a number of executive compensation standards is required during the period of time in which the Treasury Department holds an equity position in Sterling.

Initially, there were four standards, which applied to the CEO, Chief Financial Officer (“CFO”) and the three next highest paid executive officers (the “senior executive officers”). These standards were in effect as of the end of 2008 and consisted of the following:

•	Limit on Severance. Sterling is required to limit payments on any senior executive officer’s involuntary separation by reference to his or her historic compensation.

•

Clawback.    Sterling is required to be able to recover bonuses, retention awards and incentive compensation paid to senior executive officers if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (whether or not the executive was at fault, any misconduct occurred, or the financial statements were restated).

•

No unnecessary and excessive risk.    The Personnel Committee is required to review Sterling’s senior executive officer compensation programs with Sterling’s senior risk officers and certify that Sterling has made reasonable efforts to ensure that the incentive compensation arrangements do not encourage unnecessary risks that threaten Sterling’s value. The Personnel Committee’s certification in compliance with this requirement is contained in the Personnel Committee report included as part of this Proxy Statement.

•	Limited deductible compensation. Sterling is prohibited from taking a tax deduction for annual compensation over $500,000, as provided under Internal Revenue Code Section 162(m), as amended by EESA.

On December 4, 2008, Sterling amended its employment agreements with each of the following Named Executive Officers to comply with these EESA standards: Harold B. Gilkey, Sterling’s President, CEO and Chairman of the Board; Heidi B. Stanley, Chairman and CEO of Sterling Savings; Daniel G. Byrne, Sterling’s Executive Vice President and Chief Financial Officer; J. Gregory Seibly, President of Sterling Savings; and Donn C. Costa, Executive Vice President of Sterling’s wholly-owned subsidiary Golf Savings Bank. See “Potential Post-Employment Payments” for additional information regarding amendments to the Named Executive Officers’ employment agreements as a result of Section 409A and EESA.

The ARRA requires the Treasury Department to enact additional compensation standards applicable to CPP participants. These standards will extend beyond the senior executive officers and may apply to additional highly-compensated employees of Sterling, as described below. In addition to the requirements already imposed by EESA, under ARRA, the compensation standards are required to include the following, among others:

•

Prohibition on severance.    The ARRA standards will prohibit severance payments to the senior executive officers and the next five most highly-compensated employees, other than payments for services performed or benefits accrued.

•

Prohibition on bonuses, retention awards, and other incentive compensation.    The ARRA standards will prevent Sterling from paying or accruing any bonus, retention award or incentive compensation to any senior executive officer or any of the next 10 most highly-compensated employees subject to certain exemptions. The exceptions are limited, although Sterling will be permitted to award long-term restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as such restricted stock does not fully vest during the period Sterling participates in TARP.

•	Stricter clawback. The ARRA standards will extend the EESA clawback requirement to the next 20 most highly-compensated employees in addition to the senior executive officers.

•

Prohibition on compensation plans that “encourage” earnings manipulation.    ARRA prohibits participating companies from implementing any compensation plan that would encourage manipulation of the reported earnings of the company in order to enhance the compensation of any of its employees.

•

Shareholder “say-on-pay” vote required.    ARRA requires every company receiving CPP assistance to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the company’s proxy statement.

•	Luxury expenditure policy. ARRA requires participating companies to adopt a company-wide policy regarding excessive or luxury expenditures.

•	CEO/CFO certifications. ARRA requires that the CEO and CFO of every company participating in TARP both provide written certification of compliance with the executive compensation section of EESA.

•

Board compensation committee required.    ARRA requires CPP participants to establish a board compensation committee and requires the committee to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk to the company posed by such plans.

•

Treasury review of prior payments.    ARRA directs the Treasury Department to review bonuses, retention awards and other compensation paid to the senior executive officers and the next 20 most highly-compensated employees of each company receiving CPP assistance before ARRA was enacted, and to “seek to negotiate” with the CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with CPP or otherwise in conflict with the public interest.

Although as of the date hereof guidance has not yet been provided by the Treasury Department or the SEC regarding the implementation of ARRA, Sterling has begun taking steps to ensure that its executive compensation programs comply with the ARRA. For example, Sterling did not allow its Named Executive Officers to participate in Sterling’s bonus programs for 2008, and has included a “say on pay” proposal in this proxy statement. As rules and regulations are promulgated under the ARRA, the Personnel Committee will consider them and make appropriate changes to Sterling’s executive compensation programs.

2008 Compensation of CEO

During 2008, the compensation of Mr. Gilkey, Chairman of the Board and CEO, was based on the general principles of the executive compensation program and on Mr. Gilkey’s Employment Agreement. In determining the salary and other forms of compensation for Mr. Gilkey, the Personnel Committee took into consideration Mr. Gilkey’s substantial experience and standing in the industry in general and with Sterling in particular. The Personnel Committee also considered the increased responsibilities for Mr. Gilkey as a result of Sterling’s diversification and growth in recent years, as well as the challenging economic environment. The Personnel Committee believes that Mr. Gilkey’s compensation as CEO appropriately reflects Sterling’s performance during 2008 and his contributions to that performance. In light of Sterling’s results of operations for 2008, including Sterling’s loss for the year, asset quality, return on average assets and return on average equity, among other considerations, the Personnel Committee and the Board decided not to award Mr. Gilkey a cash bonus for 2008.

2009 Compensation of Named Executive Officers

Following the enactment of the ARRA, and in light of the ARRA’s prohibition on bonuses, in February 2009 the Personnel Committee retained Amalfi Consulting to assist it in reviewing the Named Executive Officers’ compensation. The Personnel Committee and the Board considered the current challenging economic environment as well as the need to ensure continuity of management for Sterling. The Personnel Committee and the Board also considered the Named Executive Officers’ compensation relative to that of executives in Sterling’s peer group. The Board ultimately decided to raise the Named Executive Officers’ base annual salaries. The following table shows the base salary adjustments for the Named Executive Officers and their respective percentiles compared to Sterling’s peer group, based on information reported in 2008, and not reflecting any adjustments to base salaries that may be made by the peer group in response to ARRA:

Executive	New 2009 Sterling Salary	Market Median Total Cash	Sterling to Market Median	Sterling Percentile Rank
Harold B. Gilkey	950.0	1,248.1	-24%	26%
Heidi B. Stanley	650.0	631.0	3%	56%
Daniel G. Byrne	500.0	497.6	0%	50%
Donn C. Costa	500.0	556.5	-10%	41%
J. Gregory Seibly	500.0	512.1	-2%	41%

In making these compensation adjustments, the Board balanced the need to retain the Named Executive Officers as an essential part of Sterling against the ARRA’s prohibition on payment of bonuses and the current economic environment and performance of Sterling. The Board also considered the fact that the salary levels may be adjusted downward in the future as regulations are issued that provide guidance as to what pay for performance compensation incentives would comply with the ARRA.

Components of Compensation

At present, the executive compensation program is comprised of base salary, annual cash incentive compensation, long-term compensation in the form of deferred compensation, stock options and restricted stock, benefits, and perquisites typically offered to executives of similar corporations. Base salary and perquisites provide a base level of compensation to the executives and some degree of security to and encourage the executives’ day to day productivity. Annual cash incentives are designed to motivate executives to focus on Sterling’s annual goals, while long-term incentives are designed to motivate the executives to focus on long-term strategic goals that will produce both outstanding financial performance for Sterling and long-term rewards for the executives. Components such as employment agreements and stock options are designed to meet Sterling’s goal of attracting and retaining a stable team of effective leaders while providing non-competition and other protections for Sterling.

Base Salary.    Sterling pays its executives base salaries intended to be competitive and to take into account the individual’s qualifications, experience, performance, responsibilities, and past and potential contribution to the company. When determining base salary levels of the CEO and evaluating the base salary levels of other executive officers, the Personnel Committee assesses a number of factors, without giving specific weight to any one factor. The Personnel Committee also takes into account Sterling’s financial and operating performance as compared with industry averages, and considers the diverse skills required of its executive management to expand its operations while maintaining good performance. The Personnel Committee also reviewed the peer group data provided by Amalfi Consulting to confirm that the base salary levels were competitive with comparable positions at peer institutions.

Annual Cash Incentive Compensation.    Historically, Sterling has provided a discretionary Annual Cash Incentive Compensation Award. These annual awards have been intended to encourage and reward the achievement of annual goals surrounding Sterling’s performance. Sterling intends to continue making such awards in the future to the extent permitted under the ARRA. Although awards are determined on a discretionary basis, decisions made by the Personnel Committee and the Board carefully take into consideration various factors, including, but not limited to:

•	Maintenance of asset quality.

•	Growth in total deposits.

•	Growth in fees and service charges income.

•	Return on average equity.

•	Return on average assets.

•	Growth in total assets.

•	Growth in loan originations and loan origination fees.

•	Growth in total loans receivable.

•	Successful completion and integration of acquisitions.

•	Performance of Sterling’s stock price.

These criteria are deemed by the Personnel Committee and the Board to be critical in increasing shareholder value on both a short-term and long-term basis. This award also is designed to assist in attracting and retaining qualified employees and to further link the financial interests and objectives of employees with those of Shareholders. Pursuant to the terms of his employment agreement, the amount of cash incentive paid to the CEO is generally determined on a discretionary basis by the Personnel Committee if Sterling has achieved its corporate goals. For other Executive Officers, bonuses are determined at the discretion of the executive’s supervisor based on an evaluation of individual contributions to Sterling’s financial and overall performance. Prior to the enactment of ARRA, in general, Mr. Gilkey and Ms. Stanley could have received a bonus of up to 100% of his or her base salary and the other Named Executive Officers could have received bonuses of up to 70% of their respective base salaries. Based on the results of operations for 2008, including Sterling’s loss for the year, asset quality, return on average assets and return on average equity, among other considerations, Sterling’s Executive Officers, including Mr. Gilkey, did not receive cash bonus compensation for 2008.

To the extent ultimately allowed for under ARRA, Sterling intends to develop a performance-based variable pay plan for its management team to be implemented during 2009. This plan would be developed using benchmarks identified through the compensation review process. The intent of this performance-based plan is to closely align management’s objectives to shareholder value, providing clear line of sight across the organization.

Long-Term Incentive Plans.    The Personnel Committee believes that long-term incentive plans, such as the 2007 Long-Term Incentive Plan, provide a competitive incentive that links the achievement of long-term financial goals and individual performance, resulting in greater shareholder value. The purpose of these plans is to encourage the ownership of Sterling common stock, attract and retain qualified employees, develop and maintain strong management and employee loyalty, and give suitable recognition to an individual’s material contributions to Sterling’s success.

When determining the quantity of awards to be granted, the Personnel Committee assesses the same factors considered in setting base salary and awarding annual cash incentives, but with a greater emphasis on long-term growth measurements, such as return on average assets and return on average equity, and the expansion of Sterling’s entire delivery system. Components of Sterling’s delivery system that are considered include growth in the number of total branches, increases in the number of personnel and achievement of specific components of Sterling’s strategic plan.

The Personnel Committee currently seeks to limit the number of equity awards to executive management to approximately 30% to 40% of the total number of awards granted under Sterling’s long-term incentive plans in any given year, with the remainder to be awarded to non-executive employees. The availability of equity awards is subject to the approval of Sterling’s long-term incentive plans by Sterling’s Shareholders. The Personnel

Committee balances the value of equity awards as an incentive to align employees’ interests with Shareholders, with the dilutive effect that issuing equity awards has on existing Shareholders, and seeks to ensure that the number of equity awards authorized in any given long-term incentive plan approved by Sterling’s Shareholders will be sufficient to provide incentive awards for three to four years. In recommending to the Board the amount of equity awards to be granted in 2008 for 2007 performance, the Personnel Committee, after consultation with management, selected discretionary amounts that it believed were commensurate with each individual’s performance and position at Sterling.

Supplemental Executive Retirement Plan.    In January 2002, Sterling adopted a Supplemental Executive Retirement Plan (the “SERP”). The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Depending on their classification under the Plan, participants will receive from 40% to 60% of their annual salary amount as of January 1, 2002, for 10 to 15 years, beginning at normal retirement age. Retirement benefits vest at the rate of 10% per year of service. Except for participants who have completed 25 years of service, benefits are reduced for early retirement. The present value of the retirement benefits becomes 100% vested if, within three years of a change in control of Sterling, either the Plan or the participant’s employment are terminated. Although the benefits provided under the SERP are considered in determining the overall compensation of the executive officers, in general they do not impact the other types of compensation provided to them. As of January 1, 2009, the SERP was restated to comply with Section 409A and the final regulations promulgated thereunder.

Deferred Compensation Plans.    Since 1984, Sterling has maintained a nonqualified Deferred Compensation Plan (the “Old DCP”) intended to link compensation to the long-term performance of Sterling and to provide employees with a strong incentive for increasing shareholder value. No further contributions have been made to this plan since 2001. As of December 31, 2008, there were four participants in the Old DCP. All amounts in a participant’s account become 100% vested upon death, disability, normal retirement age of 60, upon a change of control, or upon termination of the Plan. Prior to such an event, amounts in a participant’s account vest at the rate of 10% per year of service from and after the year of contribution, provided that such vesting is accelerated so that each participant shall reach 100% vesting by age 60. Payment may be in a lump sum or in installments as determined by the Board, and installments may be accelerated by the Board. Payment must be commenced within one year of the termination of the participant’s employment with Sterling.

Due to the enactment of Section 409A, the Old DCP was divided into two plans: one for balances that accrued and vested prior to January 1, 2005, which are not subject to Section 409A; and one for balances vesting from and after January 1, 2005, which must comply with the rules and restrictions of Section 409A. Only three participants have balances in the segregated plan for benefits vesting from and after January 1, 2005, called the 2005 Deferred Compensation Plan (the “2005 DCP”). As of January 1, 2009, the 2005 DCP was amended and restated to comply with Section 409A and the final regulations promulgated thereunder.

In 2006, Sterling Savings adopted a new nonqualified Deferred Compensation Plan (the “Sterling Savings DCP”). The Sterling Savings DCP is designed to retain and attract key employees and Directors while serving as a vehicle to assist with saving for retirement. Plan participation is limited to Directors and a select group of management or highly compensated employees as determined by the plan committee.

Perquisites.    Certain key employees of Sterling receive benefits that are designed to reward their contributions to Sterling and to encourage their productivity and continued service to Sterling. A number of the perquisites provided to the Named Executive Officers, such as athletic club memberships, are deemed to provide business value to Sterling because they provide a place for executives to continue to interact with customers and develop business during non-business hours. Perquisites provided to certain Named Executive Officers during 2008 included an auto allowance, payment of club dues, payment for an annual physical check-up, and financial planning and tax preparation assistance. These perquisites were negotiated between Sterling and the executive officers as part of their employment package, and were deemed by Sterling to be appropriate for the executive officers’ positions. Although the perquisites are considered in determining the overall compensation of the executive officers, the amounts involved are not deemed to be so material as to impact the other types of compensation provided to them.

Employment Agreements

In late 2007, in order to ensure continuity of management in light of the challenging credit environment and the pending retirement of Sterling co-founder William W. Zuppe, the Board directed the Personnel Committee to approach Mr. Gilkey regarding extending the term of his employment, and to negotiate the terms of such an extension with Mr. Gilkey. During 2008, the Personnel Committee held discussions with Mr. Gilkey to negotiate the terms of such an extension, and entered into an amended and restated employment agreement with Mr. Gilkey in August of 2008. As part of the efforts to ensure continuity of management, Sterling also entered into amended and restated employment agreements with Mr. Byrne and Ms. Stanley in August of 2008. The terms of Mr. Gilkey, Mr. Byrne and Ms. Stanley’s amended employment agreements are described in the following tables and under “Potential Post-Employment Payments.”

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Summary Compensation Table

The following table sets forth information concerning compensation received by the Named Executive Officers for services in all capacities to Sterling and its subsidiaries during the fiscal year ended December 31, 2008.

Name and Position	Year	Salary ($)		Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(2)(3) ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)		All Other Compen- sation(4) ($)	Total ($)
Harold B. Gilkey,	2008	650,000		0	479,783	0	0	0		59,299	1,189,082
Chairman and CEO	2007	500,000		500,000	228,044	0	0	0		43,053	1,271,097
of Sterling Financial Corp.	2006	500,000		500,000	0	0	0	0		42,258	1,042,258
Heidi B. Stanley,	2008	393,885	(5)	0	226,309	71,750	0	48,806	(6)	35,173	775,923
Chairman and CEO	2007	350,000		125,000	114,022	65,714	0	36,081	(6)	21,994	712,811
of Sterling Savings	2006	300,000		125,000	0	0	0	33,361	(6)	18,161	476,522
Daniel G. Byrne,	2008	276,000		0	164,463	28,700	0	44,213	(6)	25,635	539,011
Executive Vice	2007	240,000		100,000	76,015	26,285	0	37,406	(6)	16,922	496,628
President and CFO of Sterling Financial Corp.	2006	200,000		100,000	0	0	0	34,540	(6)	14,057	348,597
Donn C. Costa	2008	370,000		0	0	9,858	0	0		21,856	401,714
Executive Vice	2007	370,000		0	0	4,625	0	0		17,976	392,601
President of Golf Savings Bank	2006	185,000	(7)	0	0	0	0	0		2,400	187,400
J. Gregory Seibly	2008	325,000		0	48,923	49,650	0	0		34,488	458,061
President of	2007	202,000		50,000	0	20,688	0	0		28,260	300,948
Sterling Savings	2006	0		0	0	0	0	0		0	0

(1)	Represents dollar amounts earned for the fiscal year indicated. Amounts previously reported for 2006 and 2007 have been revised to reflect the fiscal year for which they were earned. Sterling generally pays bonus compensation in January, following completion of the fiscal year in which it is earned.

(2)	Represents the dollar amount recognized for purposes of financial statement reporting during 2008 in accordance with FAS 123(R). Assumptions used to calculate FAS 123(R) values for 2007 are described in Sterling’s “Notes to Consolidated Financial Statements” included in Sterling’s Annual Report on Form 10-K.

(3)	The following Black-Scholes assumptions were used for options granted in 2007:

Stanley & Byrne: Ten-year option life, Exercise Price = $33.17, Annual Volatility = 29.00%, Risk Free Interest Rate (“RFIR”) = 4.808%, Annual Dividend Yield = 0.90%, Expected Life = 5.98 years, FV Per Share = $11.48, Vesting Schedule = Four-years (25% each year)

Costa: Six-year option life, Exercise Price = $33.17, Annual Volatility = 29.00%, RFIR = 4.808%, Annual Dividend Yield = 0.90%, Expected Life = 4.65 years, FV Per Share = $10.09, Vesting Schedule = Four-years (25% each year)

Seibly: Eight-year option life, Exercise Price = $24.42, Annual Volatility = 25.90%, RFIR = 4.836%, Annual Dividend Yield = 1.47%, Expected Life = 4.85 years, FV Per Share = $6.62, Vesting Schedule = Four-years (25% each year)

The following Black-Scholes assumptions were used for options granted in 2008:

Costa: Six-year option life, Exercise Price = $17.79, Annual Volatility = 30.09%, RFIR = 2.93%, Annual Dividend Yield = 2.14%, Expected Life = 4.34 years, FV Per Share = $4.20, Vesting Schedule = Four-years (25% each year)

(4)	Includes perquisites and other compensation. Additional information regarding other compensation, including perquisites that in the aggregate exceeded $10,000 for an individual, is provided in the “Components of All Other Compensation” table below.

(5)	Ms. Stanley’s salary was increased to $425,000 annually on July 5th, 2008.

(6)	Represents the change in the accumulated benefit for Ms. Stanley and Mr. Byrne pursuant to the vesting schedule under the Old DCP and the early retirement reduction under the SERP.

(7)	Represents compensation earned by Mr. Costa following the merger of Lynnwood Financial Corporation with and into Sterling on July 5, 2006 when he initially joined Sterling.

Components of All Other Compensation

The components of the “All Other Compensation” column in the Summary Compensation Table, including perquisites that in the aggregate exceeded $10,000 for an individual, are detailed in the following table.

Name	Auto Allowance ($)	Club Memberships and Dues ($)	Financial Planning and Tax Preparation ($)	401(k) Matching Contribution ($)	Tax Gross-up ($)	Dividends on Unvested Restricted Shares ($)	Total ($)
Harold B. Gilkey	8,400	16,254	1,150	5,425	2,470	25,600	59,299
Heidi B. Stanley	6,600	5,560	4,140	5,425	1,148	12,300	35,173
Daniel G. Byrne	6,600	2,274	1,220	5,425	916	9,200	25,635
Donn C. Costa	4,800	10,337	0	5,425	1,294	0	21,856
J. Gregory Seibly	7,200	18,100	0	5,425	163	3,600	34,488

Grants of Plan-Based Awards

Under the direction of the Audit Committee, Sterling has reviewed its policy regarding the granting of stock options and affirmed that Sterling has adequate procedures in place to ensure that no option grants have been or may be “back-dated” or “spring-loaded.” The following tables show the stock option grants and grants of restricted stock during 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
Harold B. Gilkey	1/31/2008	40,000	0	N/A	163,075
	8/29/2008	40,000	0	N/A	67,933
Heidi B. Stanley	1/31/2008	25,000	0	N/A	101,922
Daniel G. Byrne	1/31/2008	20,000	0	N/A	81,538
Donn C. Costa	1/31/2008	0	5,000	17.79	4,813
J. Gregory Seibly	1/31/2008	12,000	0	N/A	48,923

(1)	All restricted stock awards were granted at a price of $0.00. Grants made on January 31, 2008 carry a FMV of $17.79 per share and vest over a four-year period with 25% vesting one year after the date of grant. Grants made on August 29, 2008 carry a FMV of $10.19 per share and vest over a two-year period with 50% vesting one year after the date of grant. Any and all dividend payments are made in the form of cash.

(2)	Option awards granted to Mr. Costa on January 31, 2008 are expensed at $4.20 per share and vest over a four-year period with 25% vesting one year after the date of grant.

(3)	Represents the amount expensed, in accordance with FAS 123(R), for stock and option awards granted during 2008.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
(a)(1)	(b)	(c)	(d)	(e)	(f)	(g)(2)	(h)(3)	(i)	(j)

Harold B. Gilkey
12/17/2002	45,000	0	45,000	10.1467	12/17/2012	0	0	0	0
12/16/2003	45,000	0	45,000	19.8400	12/16/2013	0	0	0	0
12/21/2004	60,000	0	60,000	26.7133	2/28/2015	0	0	0	0
12/19/2005	50,000	0	50,000	25.7100	12/18/2015	0	0	0	0
1/31/2007	0	0	0	N/A	N/A	22,500	198,000	0	0
1/31/2008	0	0	0	N/A	N/A	40,000	352,000	0	0
8/29/2008	0	0	0	N/A	N/A	40,000	352,000	0	0
Heidi B. Stanley
7/25/2000	5,550	0	5,550	4.3933	2/28/2009	0	0	0	0
12/14/1999	7,500	0	7,500	4.6000	2/28/2009	0	0	0	0
12/17/2002	22,500	0	22,500	10.1467	2/28/2009	0	0	0	0
7/25/2000	7,950	0	7,950	4.3933	2/28/2010	0	0	0	0
12/19/2001	22,500	0	22,500	6.7467	2/28/2012	0	0	0	0
9/5/2003	37,500	0	37,500	17.1533	9/5/2013	0	0	0	0
12/19/2005	40,000	0	40,000	25.7100	12/18/2015	0	0	0	0
12/21/2004	37,500	0	37,500	26.7133	2/28/2015	0	0	0	0
1/31/2007	6,250	18,750	25,000	33.1700	1/31/2017	11,250	99,000	0	0
1/31/2008	0	0	0	N/A	N/A	25,000	220,000	0	0
Daniel G. Byrne
12/17/2002	10,000	0	10,000	10.1467	2/28/2009	0	0	0	0
12/16/2003	15,000	0	15,000	19.8400	2/28/2010	0	0	0	0
12/21/2004	22,500	0	22,500	26.7133	2/28/2011	0	0	0	0
12/16/2005	25,000	0	25,000	25.7100	2/28/2012	0	0	0	0
1/31/2007	2,500	7,500	10,000	33.1700	1/31/2017	7,500	66,000	0	0
1/31/2008	0	0	0	N/A	N/A	20,000	176,000	0	0
Donn C. Costa
1/31/2007	500	1,500	2,000	33.1700	3/15/2013	0	0	0	0
1/31/2008	0	5,000	5,000	17.7900	2/28/2014	0	0	0	0
J. Gregory Seibly
7/25/2007	7,500	22,500	30,000	$24.4200	7/25/2015	0	0	0	0
1/31/2008	0	0	0	N/A	N/A	12,000	105,600	0	0

(1)	Column (a) notes the grant date of each award below each Named Executive Officer.

(2)	Column (g) shows the number of shares of restricted stock that have not vested as of December 31, 2008. Restricted stock grants shown in this table vest 25% per year over a four year period. A restricted stock grant made to Mr. Gilkey on August 29, 2008 vests 50% per year over a two year period.

(3)	Column (h) shows the aggregate market value of shares of restricted stock that have not vested as of December 31, 2008. This value is calculated using the closing price of Sterling stock ($8.80) on December 31, 2008, the last trading day of the year.

Option Exercises and Stock Vested

The following table shows the value realized as of December 31, 2008 upon exercise of stock options and vesting of stock awards by each of the Named Executive Officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harold B. Gilkey	0	0	7,500		133,425
Heidi B. Stanley	11,550	146,714	3,750	(1)	66,713
Daniel G. Byrne	5,000	37,567	2,500		44,475
Donn C. Costa	0	0	0		0
J. Gregory Seibly	0	0	0		0

(1)	On January 31, 2008, Ms. Stanley was set to receive 3,750 shares as a result of a vesting event. She elected to tender a portion of the vesting shares (991 shares) to pay for taxes. Actual number of shares acquired by Ms. Stanley to which she claims beneficial ownership following this transaction was 2,759 shares.

Pension Benefits

The SERP is a non-qualified, unfunded plan that is designed to provide retirement benefits for certain key employees of Sterling. Mr. Gilkey is eligible for full retirement benefits at age 67 1/2 calculated at 60% of his 2002 base salary paid over a period of 15 years. Mr. Byrne and Ms. Stanley are eligible for full retirement benefits at age 65 calculated at 60% of their 2002 base salary paid out over a period of 15 years.

Messrs. Gilkey and Byrne are fully vested in the retirement benefit. In the event Ms. Stanley took early retirement benefits, her benefit would be reduced by 5% annually for each year the retirement date precedes her normal retirement age. The early retirement reduction will not exceed 50% and no early retirement reduction will be applied to participants with 25 years of service with Sterling. Benefits under the SERP commence at normal retirement age.

The following table reflects the present value of accrued benefits payable to each of the Named Executive Officers, including the years of credited service under the plan, determined in accordance with the plan and using the same actuarial assumptions as used by Sterling for financial reporting purposes under GAAP.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Harold B. Gilkey	SERP	25	1,929,356	0
Heidi B. Stanley(1)	SERP	23	197,100	0
Daniel G. Byrne	SERP	25	200,569	0
Donn C. Costa(2)		0	0	0
J. Gregory Seibly(2)		0	0	0

(1)	Ms. Stanley is not fully vested and therefore her accumulated benefit reflects an early retirement reduction based on a normal retirement age of 60 and assuming an early retirement as of December 31, 2008.

(2)	Messrs. Costa and Seibly are not eligible for the SERP.

Nonqualified Deferred Compensation

The Old DCP, enacted in 1984 and frozen after 2001, provides a vehicle to assist employees with saving for retirement and creates an incentive to increase employee ownership of Sterling common stock. Only employer contributions to the plan are allowed. See discussion under “Deferred Compensation Plans” in the “Components of Compensation” section for further details on this plan and the segregation of the plan in response to the enactment of Code Section 409A.

Most of the contributions are invested in shares of Sterling common stock, but the participants have the opportunity to diversify any funds contributed after May 1, 2001, among Sterling common stock, the MFS Value Fund, the Black Rock S&P 500 Fund, and the Franklin Small Cap Growth Fund.

The annualized performance of each selection in the Old DCP are as follows:

•	Sterling common stock – -47.6%

•	MFS Value Fund – -32.9%

•	BlackRock S&P 500 Index Fund – -37.3%

•	Franklin Sm/Mid Cap Growth Fund – -42.5%.

Payments must commence within one year of termination of employment and may be paid in a lump sum or installments, as determined by the Personnel Committee, provided however, that the balances vesting after December 31, 2004 will be distributed in compliance with the Code Section 409A.

In 2006, Sterling Savings adopted the Sterling Savings DCP, which allows participants to defer up to 75% of base salary and 100% of bonuses, commissions and Director fees. Employer contributions are also permitted under the plan. In 2008, Daniel G. Byrne, Donn C. Costa and J. Gregory Seibly were the only Named Executive Officers to participate in the Sterling Savings DCP.

Earnings under the Sterling Savings DCP are based on participants’ allocations among the following measurement funds.

Fund	Annualized Return for 2008

Fidelity VIP Money Market	2.77%
Maxim LS Corporate Bond	-21.76%
DWS VS II Dreman High Return Equity A	-45.98%
Dreyfus Stock Index	-37.14%
Janus AS Forty: IS	-44.15%
Fidelity VIP MidCap: SC2	-39.61%
DWS VS II Dreman Small Mid Cap Value: CI A	-33.42%
Dreyfus VIF International Equity: IS	-42.22%
Fidelity VIP Contrafund: SC2	-42.69%

Distributions are made under the plan following a participant’s death, disability, retirement or termination of service in a lump sum or up to 15 annual installments as elected by the participant. Participants may elect to receive a scheduled distribution during employment with certain exclusions. As of December 31, 2008, there were 55 active participants in the Sterling Savings DCP. Under the plan, participants may contribute up to 75% of their base salary and up to 100% of commissions, bonus and Director fees. The deferred amounts are credited to the participants’ accounts, which do not hold assets but are maintained for record-keeping purposes. The earnings under the Plan are credited based on the return of measurement funds selected by the participants. The measurement funds are designed to mirror the performance of mutual funds selected by the plan committee. All participant contributions vest immediately. Each year, based on a written agreement (such as an employment agreement) or at its sole discretion, Sterling may contribute amounts to all, some or none of the participants. The vesting of the Sterling contributions is determined based on the written agreement between the participant and Sterling or based on a vesting schedule determined by the plan committee. Within 60 days after the later of the first business day of the plan year following the plan year in which the participant retires, or the last day of the six month period immediately following the date on which the participant retires, the participant’s account will be distributed either in a lump sum or installments up to 15 years as elected by the participant. Within 60 days after the plan committee is notified of the participants’ death or the participant becomes disabled, the participants account will be distributed in a lump sum. Within 60 days after the last day of the six month period immediately following the date on which employment terminates, the participant’s account will be distributed in a lump sum payment. Participants may elect to receive a scheduled distribution with certain exclusions. Although the benefits provided under the DCP are considered in determining the overall compensation of the executive officers, in general they do not impact the other types of compensation provided to them. As of January 1, 2009, the Sterling Savings DCP was amended and restated to comply with Section 409A and the final regulations promulgated thereunder.

The following table reflects the accumulated balances under all of the deferred compensation arrangements maintained by Sterling in which the Named Executive Officers participate.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harold B. Gilkey(2)	0	0	-2,031,770	0	2,643,592
Heidi B. Stanley(2)	0	0	-374,669	0	458,694
Daniel G. Byrne(2)	88,000	0	-339,010	0	463,911
Donn C. Costa(3)	0	0	-86,921	0	242,379
J. Gregory Seibly(4)	35,000	0	-36,354	0	319,177

(1)	Ms. Stanley had reportable 2008 compensation of $10,500; Mr. Byrne had reportable 2008 compensation of $4,500.

(2)	Ms. Stanley and Messrs. Gilkey and Byrne are participants in the Old DCP, which has had no additional contributions since 2001 and was segregated into two separate arrangements following the enactment of Code Section 409A. (See “Deferred Compensation Plans” in the “Components of Compensation” section.) The balances herein reflect the total amount of earnings and aggregate balances of December 31, 2008 in all of the deferred compensation arrangements.

(3)	Mr. Costa is a participant in the Sterling Savings DCP only, and pursuant to his employment agreement, his employer contribution in the plan will vest over three years. Vested balance as of December 31, 2008 is $181,784.

(4)	Mr. Seibly is a participant in the Sterling Savings DCP only, and pursuant to his employment agreement, his employer contribution in the plan will vest over three years. Vested balance as of December 31, 2008 is $213,151.

Potential Post-Employment Payments

The employment agreements described below for each of the Named Executive Officers reflects the current terms of their contracts with Sterling. However, these agreements will each need to be amended due to the executive compensation restrictions applicable to TARP participants under ARRA. In response to ARRA’s prohibitions on certain types of compensation, the provisions for bonus compensation and payments that are made upon any cessation of employment, including severance pay and the vesting or acceleration of benefits, must be removed from these executive agreements. See below for specific estimates of how the ARRA restrictions are expected to limit each executive’s compensation under their current agreements.

Harold B. Gilkey.    Mr. Gilkey is employed under the terms of an employment agreement with Sterling, which continues until December 31, 2013. Under the agreement, Sterling will pay Mr. Gilkey a minimum annual base salary of at least $650,000. In addition, Mr. Gilkey is entitled to receive an annual incentive bonus award and a grant of 40,000 shares of restricted stock each fiscal year during employment.

In the event of a termination from employment due to permanent disability, death, termination without cause, or constructive discharge, Mr. Gilkey is entitled to severance pay in an amount equal to his base salary for a three year period (the “Severance Period”). In addition, Mr. Gilkey would receive any earned but unpaid base salary and incentive bonus, and any amounts held in a deferred compensation or retirement plan for his benefit shall become fully vested and payable in full. All stock options and other incentive awards held by Mr. Gilkey shall become fully vested and exercisable during the Severance Period. He is also entitled to receive an automobile allowance through the end of the Severance Period.

In the event of termination from employment for cause, or a voluntary termination for reasons other than a constructive discharge or permanent disability, Mr. Gilkey would receive earned but unpaid base salary and incentive bonus as of the date of termination of employment. No other payments would be made other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of the employment agreement or any executive or employee benefit programs maintained by Sterling in which he participates.

In the event of termination from employment due to a change in control, Mr. Gilkey is entitled to receive an amount equal to the amount of base salary and incentive bonus at the highest annual rate received during employment that he would have received had he continued working for a three year period following his termination (the “Separation Period”). In addition, Mr. Gilkey would receive any earned but as yet unpaid base salary, incentive bonus and any amounts held in a deferred compensation plan or retirement account then in effect at the time of termination. Mr. Gilkey would also receive an amount equal to Sterling’s contribution to its 401(k) plan had he remained employed through the Separation Period, as well as, continued automobile allowance throughout the Separation Period. Any stock options and other incentive awards would be fully exercisable during the Separation Period.

Additionally, in the event of any termination of employment, other than a termination for cause, Mr. Gilkey is also entitled to receive medical, dental, life, disability, accident, and travel insurance for himself and his spouse for life. Mr. Gilkey would also be entitled to receive payment for tax preparation and financial planning, an annual physical examination by a physician of his choice, and club membership dues for life.

Pursuant to the Amendment to Mr. Gilkey’s Employment Agreement entered into in connection with Sterling’s participation in the CPP, if payments made to Mr. Gilkey constitute a “parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), Mr. Gilkey shall receive a sum equal to 2.99 times his “base amount” within the meaning of Section 280G(b)(3) of the Code, as the sole benefit payable. Any reduction in payments pursuant to this paragraph shall be taken first from cash payments to Mr. Gilkey and second from equity awards before other benefits are reduced.

In order to comply with the additional executive compensation limitations of ARRA, Mr. Gilkey’s contract may be amended in 2009 to eliminate his annual incentive bonus award, any severance or separation pay and the acceleration or vesting of any benefits that have not been earned prior to termination of employment. See the “Potential ARRA Benefit Reduction” line item in the following table for an estimate of the impact that these changes may have on his current compensation arrangement.

If Mr. Gilkey had been terminated on December 31, 2008 under the circumstances detailed above, the following table represents the estimated total value of his termination payments and benefits.

Harold B. Gilkey(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay	1,904,359	1,904,359	0	0	1,904,359	3,450,000
Accelerated Vesting of Stock Incentives	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	702,167	702,167	0	0	702,167	702,167
SERP(2)	1,812,860	2,020,133	2,020,133	0	2,020,133	1,812,860
Nonqualified Defined Contribution Plans(3)	2,643,592	2,643,592	2,643,592	2,643,592	2,643,592	2,643,592
Long-Term Disability Benefit(4)	0	156,000	0	0	0	0
Medical Benefits(5)	338,919	338,919	338,919	0	338,919	338,919
Dental Benefits(6)	15,352	15,352	15,352	0	15,352	15,352
Vacation Pay(7)	50,000	50,000	50,000	50,000	50,000	50,000
Auto Allowance	24,610	24,610	0	0	24,610	24,610
Club Dues/Tax Planning/Annual Physical(8)	209,385	209,385	209,385	0	209,385	209,385
401k Matching Contribution	0	0	0	0	0	16,275

Subtotal	7,701,244	8,064,517	5,277,381	2,693,592	7,908,517	9,263,160

Potential ARRA Benefit Reduction	3,194,792	3,194,792	563,656	0	3,194,792	4,756,708

Total Benefit After ARRA Adjustment	4,506,452	4,869,725	4,713,725	2,693,592	4,713,725	4,506,452

(1)	All disclosure regarding post-employment payments in this table assumes that: the executive separated from service on December 31, 2008; any present value calculations are at 120% of the Applicable Federal Rate under Code § 1274(d); and life expectancies are based on the IRS Mortality Table 90CM. The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in ARRA and EESA for CPP participants, the current employment agreement and benefit programs between executive and Sterling may need to be amended to substantially reduce the post-employment payments to which the executive is entitled. See “Total Benefits After ARRA Adjustment” at the bottom of the table for an estimation of the impact these changes may have on the current arrangement. As of the date hereof, guidance has not yet been provided by the Treasury Department or the SEC regarding the implementation of ARRA and the actual impact of ARRA on the compensation of Sterling’s executives cannot yet be determined.

(2)	For consistency of reporting in this table, the SERP payments represent the present value of the benefit executive is entitled to under the SERP as of December 31, 2008, based on the assumptions described in footnote 1. These amounts differ from the amount reported in the Pension Benefits Table because the plan administrator uses different assumptions for financial accounting statement accrual purposes, which is the basis of the reporting in that table.

(3)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(4)	Represents value of annual long-term disability insurance benefit.

(5)	Assumes a 7% annual increase in premium over life expectancy.

(6)	Assumes a 1% annual increase in premium over life expectancy.

(7)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2008.

(8)	Due to uncertainty in future cost and usage of benefits, value here assumes the cost and usage does not increase over life expectancy.

Heidi B. Stanley and Daniel G. Byrne.    Ms. Stanley and Mr. Byrne (the “Executives”) are employed under the terms of employment agreements with Sterling, which continue until December 31, 2013. Under the agreements, Sterling will pay Ms. Stanley a minimum annual base salary of at least $425,000 and Mr. Byrne a minimum annual base salary of at least $276,000. In addition, the Executives are entitled to receive annual incentive bonus awards and equity grants under Sterling’s equity incentive plan(s) then in effect.

In the event of a termination from employment due to permanent disability, death, termination without cause, or constructive discharge, the Executives are entitled to severance pay in an amount equal to base salary for a three year period (the “Severance Period”). In addition, the Executives would receive any earned but unpaid base salary and incentive bonus amounts and amounts held for the Executives’ account in Sterling’s deferred compensation plan and supplemental executive retirement plan then in effect shall become fully vested and payable in full subject to the payment terms of the applicable plan document. All stock options and other incentive awards held by the Executives shall become fully vested and exercisable during the Severance Period. They are also entitled to receive an automobile allowance through the end of the Severance Period.

In the event of termination from employment for cause, or a voluntary termination for reasons other than a constructive discharge or permanent disability, the Executives would receive earned but unpaid base salary and incentive bonus as of the date of termination of employment. No other payments would be made other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which they participate.

In the event of termination from employment due to a change in control, the Executives are entitled to receive an amount equal to the amount of base salary and incentive bonus at the highest annual rate received during employment that they would have received had they continued working for a three year period following termination (the “Separation Period”). In addition, the Executives would receive any earned but as yet unpaid base salary, incentive bonus and any amounts held in a deferred compensation plan or retirement account then in effect at the time of termination. The Executives would also receive an amount equal to Sterling’s contribution to its 401(k) plan had they remained employed through the Separation Period, as well as, continued automobile allowance throughout the Separation Period. Any stock options and other incentive awards would become fully vested and exercisable during the Separation Period.

Pursuant to the Amendment to Ms. Stanley’s and Mr. Byrne’s Employment Agreements entered into in connection with Sterling’s participation in the CPP, if payments made to Ms. Stanley and Mr. Byrne constitute a “parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), Ms. Stanley and Mr. Byrne shall each receive a sum equal to 2.99 times her or his respective “base amount” within the meaning of Section 280G(b)(3) of the Code, as the sole benefit payable. Any reduction in payments pursuant to this paragraph shall be taken first from cash payments to Ms. Stanley or Mr. Byrne and second from equity awards before other benefits are reduced.

In order to comply with the additional executive compensation limitations of ARRA, Ms. Stanley’s and Mr. Byrne’s contracts may be amended in 2009 to eliminate their annual incentive bonus award, any severance or separation pay and the acceleration or vesting of any benefits that have not been earned prior to termination of employment. See the “Potential ARRA Benefit Reduction” line item in the following tables for an estimate of the impact that these changes may have on their current compensation arrangements.

If Ms. Stanley and Mr. Byrne had been terminated on December 31, 2008 under the circumstances detailed above, the estimated total value of the payments and benefits due to them are detailed in the following tables.

Heidi B. Stanley(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay(2)	1,245,157	1,245,157	0	0	1,245,157	1,020,749
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	238,333	238,333	0	0	238,333	238,333
SERP(4)	371,493	511,044	255,522	0	511,044	371,493
Nonqualified Defined Contribution Plans(5)	458,694	458,694	447,194	447,194	458,694	458,694
Long-Term Disability Benefit(6)	0	156,000	0	0	0	0
Vacation Pay(7)	32,692	32,692	32,692	32,692	32,692	32,692
Auto Allowance	19,337	19,337	0	0	19,337	19,337
401k Matching Contribution	0	0	0	0	0	16,275

Subtotal	2,365,706	2,661,257	735,408	479,886	2,505,257	2,157,573

Potential ARRA Benefit Reduction	1,630,298	1,769,849	0	0	1,769,849	1,422,165

Total Benefit After ARRA Adjustment	735,408	891,408	735,408	479,886	735,408	735,408

(1)	All disclosure regarding post-employment payments in this table assumes that: the executive separated from service on December 31, 2008; any present value calculations are at 120% of the Applicable Federal Rate under Code § 1274(d); and life expectancies are based on the IRS Mortality Table 90CM. The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in ARRA and EESA for CPP participants, the current employment agreement and benefit programs between executive and Sterling may need to be amended to substantially reduce the post-employment payments to which the executive is entitled. See “Total Benefits After ARRA Adjustment” at the bottom of the table for an estimation of the impact these changes may have on the current arrangement. As of the date hereof, guidance has not yet been provided by the Treasury Department or the SEC regarding the implementation of ARRA and the actual impact of ARRA on the compensation of Sterling’s executives cannot yet be determined.

(2)	Executive severence pay is the present value of three years of continued salary in the event of a termination without cause, constructive discharge, executive’s death or disability. The severance payment in the event of a qualifying termination following a change in control reflects a reduction due to the new provision in executive’s employment agreement capping change in control payments to 2.99 times Executive’s base amount under Code §280G. Ms. Stanley’s cash severance amount was reduced by $629,251 as a result of this provision.

(3)	The stock options granted on January 31, 2007 and January 31, 2008 have an exercise price that was above the available market price as of December 31, 2008. Therefore, they would not have had any value upon their acceleration as of December 31, 2008.

(4)	For consistency of reporting in this table, the SERP payments represent the present value of the benefit executive is entitled to under the SERP as of December 31, 2008, based on the assumptions described in footnote 1. These amounts differ from the amount reported in the Pension Benefits Table because the plan administrator uses different assumptions for financial accounting statement accrual purposes, which is the basis of the reporting in that table.

(5)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(6)	Represents value of annual long-term disability insurance benefit.

(7)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2008.

Daniel G. Byrne(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay(2)	808,620	808,620	0	0	808,620	764,395
Accelerated Vesting of Stock Incentives(3)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	181,500	181,500	0	0	181,500	181,500
SERP(4)	350,891	467,309	467,309	0	467,309	350,891
Nonqualified Defined Contribution Plans(5)	463,911	463,911	458,411	458,411	463,911	463,911
Long-Term Disability Benefit(6)	0	156,000	0	0	0	0
Vacation Pay(7)	21,231	21,231	21,231	21,231	21,231	21,231
Auto Allowance	19,337	19,337	0	0	19,337	19,337
401k Matching Contribution	0	0	0	0	0	16,275

Subtotal	1,845,490	2,117,908	946,951	479,642	1,961,908	1,817,540

Potential ARRA Benefit Reduction	1,014,957	1,014,957	0	0	1,014,957	987,007

Total Benefit After ARRA Adjustment	830,533	1,102,951	946,951	479,642	946,951	830,533

(1)	All disclosure regarding post-employment payments in this table assumes that: the executive separated from service on December 31, 2008; any present value calculations are at 120% of the Applicable Federal Rate under Code § 1274(d); and life expectancies are based on the IRS Mortality Table 90CM. The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in ARRA and EESA for CPP participants, the current employment agreement and benefit programs between executive and Sterling may need to be amended to substantially reduce the post-employment payments to which the executive is entitled. See “Total Benefits After ARRA Adjustment” at the bottom of the table for an estimation of the impact these changes may have on the current arrangement. As of the date hereof, guidance has not yet been provided by the Treasury Department or the SEC regarding the implementation of ARRA and the actual impact of ARRA on the compensation of Sterling’s executives cannot yet be determined.

(2)	Executive severence pay is the present value of three years of continued salary in the event of a termination without cause, constructive discharge, executive’s death or disability. The severance payment in the event of a qualifying termination following a change in control reflects a reduction due to the new provision in executive’s employment agreement capping change in control payments to 2.99 times Executive’s base amount under Code §280G. Mr. Byrne’s cash severance amount was reduced by $363,605 as a result of this provision.

(3)	The stock options granted on January 31, 2007 and January 31, 2008 have an exercise price that was above the available market price as of December 31, 2008. Therefore, they would not have had any value upon their acceleration as of December 31, 2008.

(4)	For consistency of reporting in this table, the SERP payments represent the present value of the benefit executive is entitled to under the SERP as of December 31, 2008, based on the assumptions decribed in footnote 1. These amounts differ from the amount reported in the Pension Benefits Table because the plan administrator uses different assumptions for financial accounting statement accrual purposes, which is the basis of the reporting in that table.

(5)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(6)	Represents value of annual long-term disability insurance benefit.

(7)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2008.

Donn C. Costa.    Mr. Costa is employed under the terms of an employment agreement with Sterling Financial Corporation, which will continue until December 31, 2009, provided, however, that the term shall be automatically extended for two separate and consecutive additional one-year periods unless Sterling provides Mr. Costa notice that this agreement will not be extended by October 1 of the year prior to the applicable one-year extension period. Under the terms of this agreement, Mr. Costa will receive a minimum annual base salary of at least $370,000. In addition, a contribution to the Sterling Savings Deferred Compensation Plan was made in 2006 in the amount of $300,000, which amount will vest over a four-year period in increments of 25% per year. Mr. Costa is also eligible for an annual discretionary bonus in accordance with the standard practices of Sterling for its employees at the senior vice president level.

In the event Mr. Costa’s employment is terminated by Sterling for any reason other than for cause or by Mr. Costa for good cause, either during the term of the agreement or within two years following a change in control, Mr. Costa will receive an amount equal to two times his base salary. In addition, at the Board’s discretion, any stock options held by Mr. Costa at the time of such termination after a change in control may become fully vested and any restrictions on restricted stock may be accelerated. Mr. Costa will also receive continuation of medical benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at Sterling’s expense if his employment terminates for any reason other than gross misconduct.

Pursuant to the Amendment to Mr. Costa’s Employment Agreement entered into in connection with Sterling’s participation in the CPP, if the payments made to Mr. Costa in conjunction with a change in control are determined to constitute a “parachute payment” under 280G of the Internal Revenue Code (the “Code”), he shall receive 2.99 times his “base amount,” as defined under Section 280G of the Code. Any reduction in payments pursuant to this paragraph shall be taken first from cash payments to Mr. Costa and second from equity awards before other benefits are reduced.

In order to comply with the additional executive compensation limitations of ARRA, Mr. Costa’s contract may be amended in 2009 to eliminate his annual incentive bonus award, any severance or separation pay and the acceleration or vesting of any benefits that have not been earned prior to termination of employment. See the “Potential ARRA Benefit Reduction” line item in the following table for an estimate of the impact that these changes may have on his current compensation arrangement.

If Mr. Costa had been terminated on December 31, 2008 under circumstances detailed above, the following table represents the estimated total value of his payments and benefits.

Donn C. Costa(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay	0	0	0	0	740,000	740,000
Accelerated Vesting of Stock Incentives(2)	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	0	0	0	0	0	0
SERP	0	0	0	0	0	0
Nonqualified Defined Contribution Plans(3)	242,379	242,379	181,784	181,784	181,784	242,379
Long-Term Disability Benefit	0	156,000	0	0	0	0
COBRA Continuation Coverage(4)	20,207	20,207	20,207	0	20,207	20,207
Vacation Pay(5)	28,462	28,462	28,462	28,462	28,462	28,462

Subtotal	291,048	447,048	230,453	210,246	970,453	1,031,048

Potential ARRA Benefit Reduction	80,802	80,802	0	0	760,207	820,802

Total Benefit After ARRA Adjustment	210,246	366,246	230,453	210,246	210,246	210,246

(1)	All disclosure regarding post-employment payments in this table assumes that: the executive separated from service on December 31, 2008; any present value calculations are at 120% of the Applicable Federal Rate under Code § 1274(d); and life expectancies are based on the IRS Mortality Table 90CM. The post-employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in ARRA and EESA for CPP participants, the current employment agreement and benefit programs between executive and Sterling may need to be amended to substantially reduce the post-employment payments to which the executive is entitled. See “Total Benefits After ARRA Adjustment” at the bottom of the table for an estimation of the impact these changes may have on the current arrangement. As of the date hereof, guidance has not yet been provided by the Treasury Department or the SEC regarding the implementation of ARRA and the actual impact of ARRA on the compensation of Sterling’s executives cannot yet be determined.

(2)	The stock options granted on January 31, 2007 and January 31, 2008 have an exercise price that was above the available market price as of December 31, 2008. Therefore, they would not have had any value upon their acceleration as of December 31, 2008.

(3)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(4)	Assuming premium increases 7% per year, premiums are averaged over 18 month COBRA period and discounted to present value.

(5)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2008.

J. Gregory Seibly.    Mr. Seibly is employed under the terms of an employment agreement with Sterling Financial Corporation. This agreement may be terminated at any time by either Mr. Seibly or Sterling. Under the terms of this agreement, Mr. Seibly will receive a minimum annual base salary of at least $325,000. In addition, a contribution of $200,000 was made to the Sterling Savings Bank Deferred Compensation Plan, which amount was 50% vested as of December 31, 2008, and will continue to vest in 25% increments to become fully vested on December 31, 2010. In addition, Mr. Seibly is eligible to participate in all compensation and employee benefit plans and programs, including stock option or incentive plans, maintained by Sterling for its senior officers.

In the event Mr. Seibly’s employment is terminated within 24 months following a change in control for any reason other than for cause or by Mr. Seibly due to a constructive discharge, Sterling shall pay to Mr. Seibly an amount equal to two times his Annual Compensation, which includes salary, bonus and the amount of contributions made or to be made by Sterling on behalf of Mr. Seibly in the year of termination to the pension and welfare plans maintained by Sterling. In addition, he would be entitled to any vested benefits in the employee benefit programs and compensation plans and programs in which he participates as determined by the plan then in effect. Any stock options and other incentive awards held by Mr. Seibly shall become fully vested and exercisable.

In the event of a termination of employment for any reason other than due to a change in control, Sterling shall have no liability to pay further compensation or any other benefit to Mr. Seibly, other than stock options or other incentive awards held pursuant to the terms of the grant(s) thereof and vested benefits payable under the terms of any executive or employee benefit programs maintained by Sterling in which he participates.

Pursuant to the Amendment to Mr. Seibly’s Employment Agreement entered into in connection with Sterling’s participation in the CPP, if payments made to Mr. Seibly constitute a “parachute payment” under Section 280G of the Internal Revenue Code (the “Code”), Mr. Seibly shall receive a sum equal to 2.99 times his “base amount” within the meaning of Section 280G(b)(3) of the Code, as the sole benefit payable. Any reduction in payments pursuant to this paragraph shall be taken first from cash payments to Mr. Seibly and second from equity awards before other benefits are reduced.

In order to comply with the additional executive compensation limitations of ARRA, Mr. Seibly’s contract may be amended in 2009 to eliminate his participation in Sterling’s annual incentive bonus program, any severance pay on a termination following a change in control and the acceleration or vesting of any benefits that have not been earned prior to termination of employment. See the “Potential ARRA Benefit Reduction” line item in the following table for an estimate of the impact that these changes may have on his current compensation arrangement.

If Mr. Seibly had been terminated on December 31, 2008 under the circumstances detailed above, the estimated total value of the payments and benefits due to him are detailed in the following table.

J. Gregory Seibly(1)

	Death ($)	Long-term Disability ($)	Retirement or Resignation ($)	Termination for Cause ($)	Termination Without Cause or Constructive Discharge ($)	Qualifying Termination Following Change in Control ($)
Severance Pay(2)	0	0	0	0	0	768,020
Accelerated Vesting of Stock Incentives	0	0	0	0	0	0
Accelerated Vesting of Restricted Stock	0	0	0	0	0	81,400
SERP	0	0	0	0	0	0
Nonqualified Defined Contribution Plans(3)	319,177	319,177	213,151	213,151	213,151	319,177
Long-Term Disability Benefit	0	156,000	0	0	0	0
Vacation Pay(4)	25,000	25,000	25,000	25,000	25,000	25,000

Subtotal	344,177	500,177	238,151	238,151	238,151	1,193,597

Potential ARRA Benefit Reduction	106,026	106,026	0	0	0	955,446

Total Benefit After ARRA Adjustment	238,151	394,151	238,151	238,151	238,151	238,151

(1)	All disclosure regarding post-employment payments in this table assumes that: the executive separated from service on December 31, 2008; any present value calculations are at 120% of the Applicable Federal Rate under Code § 1274(d); and life expectancies are based on the IRS Mortality Table 90CM. The post- employment payments in the table represent the amounts executive would be entitled to under the current employment agreement and benefit programs between the executive and Sterling. Due to the additional executive compensation limitations enacted in ARRA and EESA for CPP participants, the current employment agreement and benefit programs between executive and Sterling may need to be amended to substantially reduce the post-employment payments to which the executive is entitled. See “Total Benefits After ARRA Adjustment” at the bottom of the table for an estimation of the impact these changes may have on the current arrangement. As of the date hereof, guidance has not yet been provided by the Treasury Department or the SEC regarding the implementation of ARRA and the actual impact of ARRA on the compensation of Sterling’s executives cannot yet be determined.

(2)	Severance pay is based on 2008 salary, bonus earned in 2007 and Sterling’s 2008 cost for the benefits detailed above in the text.

(3)	This represents the combined value in the Deferred Compensation Plans maintained by Sterling (see “Deferred Compensation Plans” in the “Components of Compensation” section).

(4)	Assumes executive is entitled to maximum amount of accrued vacation time and did not use any vacation time during 2008.

Determination of Payouts.    The determination of payout of post-employment compensation, benefits, and perquisites for the Executive Officers is based on the terms of each individual employment contract in conjunction with plan documents governing the individual benefit plans.

Except for Mr. Seibly, who is entitled to a cash payment equal to a multiple of his current benefit costs, as described above, the calculation of payouts for benefits is based on current total cost for each benefit (employer and employee) projected over the term such benefit is continued under the respective agreements and discounted to present value using a discount rate of 120% of the Applicable Federal Rate for December 2008 under Code § 1274(d).

Retirement benefits are calculated based on the terms described in the plan documents and according to any vesting, age, or service requirements. Where applicable, the benefit payout amount is reduced to reflect the present value of the actual vested amount to be received in any of the termination scenarios, using the same Code § 1274(d) discount rate described above.

Conditions and Obligations.    Mr. Gilkey, Ms. Stanley and Mr. Byrne are bound by a non-compete clause for a period of two years following termination of employment. These executives may not, without express prior written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in, or be employed by or receive remuneration from, any corporation, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its subsidiaries, other than severance-type or retirement-type benefits from entities constituting prior employers. They may not solicit any customer or client of Sterling or any of its subsidiaries for a competitor organization. They may not act on behalf of any competitor to interfere with the relationship between Sterling or its subsidiaries and their employees during the non-compete period.

Mr. Seibly is bound by a non-compete clause for a period of one year following termination of employment in which he may not, without prior express written approval of Sterling’s Board, directly or indirectly own or hold any proprietary interest in any corporate, partnership, sole proprietorship or other entity engaged in competition with Sterling or any of its affiliates. For a period of two years following termination of employment, he may not solicit any customer or client of Sterling for a competitor, act on behalf of any competitor to interfere with the relationship between Sterling, its subsidiaries or affiliates and their employees, or solicit employees of Sterling, its subsidiaries or affiliates for new employment.

Mr. Costa is also bound by similar non-compete and non-solicitation clauses, but both clauses apply for a period of two years following his termination of employment during the term of his employment agreement.

However, in the event the term of the agreement is allowed to expire without renewal by Sterling, the non-compete and non-solicitation will only apply if Sterling pays Mr. Costa an amount equal to two times his base salary.

Upon a violation of the non-compete provision by any of the executives, Sterling’s obligation to make payments, deliver shares of stock or provide for any benefits under the employment agreements, except to the extent vested and exercisable, shall cease.

PERSONNEL COMMITTEE REPORT

The Personnel Committee has reviewed and discussed with Sterling’s management the Compensation Discussion and Analysis contained in this proxy statement and based upon such review and discussion, the Personnel Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Pursuant to the requirements of EESA, the Personnel Committee certifies that it has reviewed with Sterling’s senior risk officers the Named Executive Officers’ incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of Sterling. The Personnel Committee also certifies that it has met to discuss and review the relationship between Sterling’s risk management policies and practices and Named Executive Officer incentive compensation arrangements.

Submitted by the Personnel Committee of the Board of Directors of Sterling Financial Corporation.

Robert D. Larrabee, Chairman

Katherine K. Anderson

James P. Fugate

PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Personnel Committee served as an officer or employee of Sterling during fiscal 2008, is formerly an officer of Sterling, or has had any relationships or participated in any related party transactions that qualify as “interlocking” or cross-board memberships that are required to be disclosed under the rules of the SEC. For a general description of transactions and relationships Directors and Executive Officers and their associates may have had with Sterling and its affiliates during the year, see “Interests of Directors and Executive Officers in Certain Transactions.”

INTERESTS OF DIRECTORS, OFFICERS AND OTHERS IN CERTAIN

TRANSACTIONS

Certain of the Directors and Executive Officers of Sterling and its subsidiaries were customers of and had transactions with Sterling Savings during 2008. In addition, certain Directors and Executive Officers are officers, Directors or Shareholders of corporations or members of partnerships that were customers of or had transactions with Sterling Savings during 2008. All such transactions were in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

SHAREHOLDER PROPOSALS

It is presently anticipated that the 2010 Annual Meeting of Shareholders of Sterling will be held on April 27, 2010. In order for any Shareholder proposal to be considered for inclusion in the proxy materials of Sterling for the Annual Meeting on April 27, 2010, such proposal must be submitted, in accordance with the rules and regulations of the SEC, in writing to the Secretary of Sterling at Sterling’s corporate offices by January 31, 2010.

Shareholders wishing to bring a proposal to be considered at the 2010 Annual Meeting of Shareholders (but not include it in Sterling’s proxy materials) must provide written notice of such proposal to Sterling’s Secretary at Sterling’s principal executive offices no later than November 15, 2009 to be considered timely.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the regulations thereunder, Sterling’s Directors, Executive Officers and beneficial owners of more than 10% of any registered class of Sterling equity securities are required to file reports of their ownership of Sterling’s securities and any changes in that ownership with the SEC. Based solely on its review of copies of these reports and on written representations from such reporting persons, Sterling believes that during 2008 such filing requirements were complied with, except that Charles J. Ainslie, a member of the Golf Savings Bank Board, had five filings on Form 4 that were not received by the SEC on a timely basis, Donald J. Bauhofer had one filing on Form 4 summarizing multiple transactions occurring on seven trading days that was not received by the SEC on a timely basis, and William M. Zuppe had one filing on Form 4 that was not received by the SEC on a timely basis.

OTHER MATTERS

Sterling knows of no other business that will be presented for consideration at the Annual Meeting other than those items set forth herein. The enclosed proxy card, however, confers discretionary authority to the proxy agents to vote with respect to matters that may be presented at the Annual Meeting, including the election of any person as a Director in the event a nominee of the Board of Directors of Sterling is unable to serve. If any such matters come before the Annual Meeting, the proxy agents will vote according to their own best judgment.

ANNUAL REPORT

Sterling’s 2008 Annual Report on Form 10-K, including financial statements, is being mailed to Shareholders with this proxy statement. Additional copies of the Annual Report on Form 10-K may be obtained without charge by writing to Shareholder Relations, Sterling Financial Corporation, 111 North Wall Street, Spokane, Washington 99201-0611. This proxy statement, Sterling’s 2008 Annual Report on Form 10-K and Sterling’s other reports filed with the SEC are also available on Sterling’s website at www.sterlingfinancialcorporation-spokane.com after the reports are filed with the SEC. The SEC maintains a website located at www.sec.gov that also contains this information. The information on Sterling’s website and the SEC’s website is not part of this proxy statement.

By Order of the Board of Directors,

/s/ Andrew J. Schultheis
Andrew J. Schultheis
Secretary

Spokane, Washington

March 27, 2009

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING FINANCIAL CORPORATION

April 28, 2009

Please date, sign and mail

your proxy card in the envelope

provided as soon as possible.

i Please detach along perforated line and mail in the envelope provided.i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES AND “FOR” PROPOSALS 2 AND 3

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. TO ELECT THE FOLLOWING DIRECTORS. IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE OR UNWILLING TO SERVE, THE PROXY WILL BE VOTED “FOR” THE ELECTION OF A PERSON RECOMMENDED BY THE BOARD OF DIRECTORS.		2. TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009, AND ANY INTERIM PERIOD.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Katherine K. Anderson ¡ Ellen R.M. Boyer ¡ William L. Eisenhart ¡ Donald J. Lukes ¡ Michael F. Reuling

3.   TO APPROVE THE COMPENSATION OF STERLING’S EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE TABULAR DISCLOSURE AND ACCOMPANYING NARRATIVE DISCLOSURE REGARDING NAMED EXECUTIVE COMPENSATION IN STERLING’S 2009 PROXY STATEMENT.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to the nominee you wish to withhold, as shown here: ●

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AT THE DISCRETION OF THE PROXY AGENTS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

Shares represented by a properly executed proxy will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy agents as to any other matters that may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 28, 2009. The 2009 Proxy Statement, 2009 Proxy Card and Annual Report to Shareholders for the year ended December 31, 2008 are also available at
www.sterlingfinancialcorporation-spokane.com.

To change the address on your account, please check

the box at right and indicate your new address in the

address space above. Please note that changes to                           ☐

the registered name(s) on the account may not be

submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

STERLING FINANCIAL CORPORATION

PROXY FOR THE APRIL 28, 2009, ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold B. Gilkey, Daniel G. Byrne and Robert G. Butterfield, and each of them, proxy agents of the undersigned, with full power of substitution, to represent and vote as directed herein all shares of Sterling Financial Corporation common stock held of record by the undersigned on February 27, 2009, at the annual meeting of Sterling shareholders to be held in the Eric A. Johnston Auditorium of the Cheney Cowles Center, 2316 West First Avenue, Spokane, Washington, on Tuesday, April 28, 2009, at 10:00 a.m. local time, and any adjournment or postponement thereof, with authority to vote upon the matters listed on the other side of this proxy card and with discretionary authority as to any other matters that may properly come before the meeting.

(Continued and to be dated and signed on the reverse side)